Exhibit 10.23

FINANCING AGREEMENT

Dated as of April 12, 2019

by and among

LIMBACH HOLDINGS, INC.,
as Ultimate Parent,

LIMBACH HOLDINGS LLC,
as Parent,

LIMBACH FACILITY SERVICES LLC AND EACH SUBSIDIARY THEREOF
LISTED AS A BORROWER ON THE SIGNATURE PAGES HERETO,
as Borrowers,

ULTIMATE PARENT, PARENT AND EACH SUBSIDIARY OF ULTIMATE PARENT LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

CORTLAND CAPITAL MARKET SERVICES LLC,
as Collateral Agent and Administrative Agent,

and

CB AGENT SERVICES LLC,
as Origination Agent

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SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Existing Letters of Credit
Schedule 1.01(D)	Specified Financing Statements
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(l)	Nature of Business
Schedule 6.01(o)	Real Property
Schedule 6.01(r)	Insurance
Schedule 6.01(u)	Intellectual Property
Schedule 6.01(v)	Material Contracts
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of LIBOR Notice
Exhibit E	Form of Collateral Coverage Amount Certificate
Exhibit F	Form of Note
Exhibits G-1 To G-4	Forms of Tax Compliance Certificates
Exhibit H	Form of Compliance Certificate

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FINANCING AGREEMENT

Financing Agreement, dated as of April 12, 2019, by and among Limbach Holdings, Inc., a Delaware corporation (“Ultimate Parent”), Limbach Holdings LLC, a Delaware limited liability company (“Parent”), Limbach Facility Services LLC, a Delaware limited liability company (“Limbach”), each subsidiary of Limbach listed as a “Borrower” on the signature pages hereto (together with Limbach, each a “Borrower” and collectively, jointly and severally, the “Borrowers”), each subsidiary of Ultimate Parent listed as a “Guarantor” on the signature pages hereto (together with Ultimate Parent, Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), Cortland Capital Market Services LLC (“Cortland”), as collateral agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), Cortland, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and CB Agent Services LLC, as origination agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, the “Origination Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan in the aggregate principal amount of $40,000,000, and (b) a multi-draw term loan in the aggregate principal amount of $25,000,000. The proceeds of the term loans shall be used to refinance existing indebtedness of the Borrowers, for general working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Business” means the entity or assets acquired by any of the Borrowers in an Acquisition, whether before or after the date hereof.

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Loan Party in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or of all or substantially all of the assets of (or any division or business line of) any Person.

“Acquisition Debt to Value Ratio” means, with respect to any Acquisition, the ratio (expressed as a percentage) of (A) the sum of the aggregate principal amount of any Term Loans made, plus the aggregate principal amounts of any loans made or letters of credit issued under the Revolving Facility Agreement, in connection with the consummation of such Acquisition, to (B) the Purchase Price payable for such Acquisition.

“Action” has the meaning specified therefor in Section 12.12.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent Fee Letter” means that certain fee letter dated as of the date hereof, by and among the Loan Parties and Cortland.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Affiliated Advisors” has the meaning assigned to such term in Section 10.16.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Anti-Corruption Laws” has the meaning specified therefor in Section 6.01(z).

“Anti-Money Laundering and Anti-Terrorism Laws” means any Requirement of Law relating to terrorism, economic sanctions or money laundering, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), and the implementing regulations promulgated thereunder, (c) the USA PATRIOT Act and the implementing regulations promulgated thereunder, (d) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (e) any law prohibiting or directed against terrorist activities or the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), and (f) any similar laws enacted in the United States or any other jurisdictions in which the parties to this Agreement operate, as any of the foregoing laws have been, or shall hereafter be, amended, renewed, extended, or replaced and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.

“Applicable Margin” means, as of any date of determination, with respect to the interest rate of (a) any Reference Rate Loan or any portion thereof, 7.00% per annum, and (b) any LIBOR Rate Loan or any portion thereof, 8.00% per annum, in each case, as such rates may be increased pursuant to Section 7.01(r)(i).

“Applicable Premium” means, as of the date of the occurrence of an Applicable Premium Trigger Event:

(a)          during the period from and after the Effective Date up to and including the date that is the nineteen (19) month anniversary of the Effective Date, an amount equal to the Make-Whole Amount; and

(b)          thereafter, zero.

“Applicable Premium Trigger Event” means

(a)          any payment or prepayment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment (other than any mandatory prepayment required under Section 2.05(c)(i) or (iii)) whether before or after (i) the occurrence of an Event of Default, or (ii) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b)          the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(c)          the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the Administrative Agent, for the account of the Lenders in full or partial satisfaction of the Obligations;

(d)          any reduction of the Total Delayed Draw Term Loan Commitment (other than any reduction pursuant to Section 2.01(b) or Section 2.05(a)); or

(e)          the termination of this Agreement for any reason.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blocked Person” means any Person:

(a)          that (i) is identified on the list of “Specially Designated Nationals and Blocked Persons” published by OFAC; (ii) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of an OFAC Sanctions Program; or (iii) a United States Person is prohibited from dealing or engaging in a transaction with under any of the Anti-Money Laundering and Anti-Terrorism Laws; and

(b)          that is owned or controlled by, or that owns or controls, or that is acting for or on behalf of, any Person described in clause (a) above.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Bonded Accounts” means Accounts subject to any Liens or other encumbrances in favor of the Bonding Company under any Bonding Agreements or pursuant to any Requirements of Law.

“Bonding Agreements” means, collectively, all agreements entered into between the Loan Parties and the Bonding Company from time to time in connection with establishing the Required Bonding Facility which are subject to the Surety Intercreditor Agreement (together, and in each case, as amended, modified, supplemented or restated from time to time if and to the extent permitted under the Surety Intercreditor Agreement).

“Bonding Company” means Travelers Casualty and Surety Company of America, a Connecticut corporation, or any other nationally recognized bonding company reasonably satisfactory to the Origination Agent (provided that any such nationally recognized bonding company shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrowers and their Subsidiaries and if such Person shall have entered into a Surety Intercreditor Agreement).

“Bonds” means, collectively, all bonds issued by the Bonding Company pursuant to the Bonding Agreements.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble hereto.

“Business Day” means (a) for all purposes other than as described in clause (b) below, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, and (b) with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, any day that is a Business Day described in clause (a) above and on which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations, obligations under synthetic leases and capitalized software costs that are paid or due and payable during such period; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party made in connection with the replacement, substitution or restoration of such Loan Party’s assets pursuant to Section 2.05(c)(iv) from the Net Cash Proceeds of Dispositions and Extraordinary Receipts consisting of insurance proceeds or condemnation awards, (ii) the purchase price of equipment that is purchased substantially contemporaneously with the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, and (c) expenditures made during such period to consummate one or more Permitted Acquisitions.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; and (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof.

“Cash Management Accounts” means the bank accounts of each Loan Party maintained at one or more Cash Management Banks which bank accounts are listed on Schedule 8.01.

“Cash Management Bank” has the meaning specified therefor in Section 8.01(a).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of any of the following:

(a)          the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) at any time of beneficial ownership of fifty percent (50%) or more of the outstanding Equity Interests of Ultimate Parent on a fully-diluted basis;

(b)          Ultimate Parent ceases to beneficially and of record own and control, directly or indirectly, 100% on a fully diluted basis of the aggregate outstanding voting or economic power of the Equity Interests of Parent;

(c)          during any period of twelve (12) consecutive months, a majority of the members of the Board of Directors of Ultimate Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;

(d)          Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting or economic power of the Equity Interests of each other Loan Party and each of its Subsidiaries (other than in connection with any transaction permitted pursuant to Section 7.02(c)(i)), free and clear of all Liens (other than Permitted Specified Liens);

(e)          Parent shall fail to own, directly, 100% of the Equity Interests of Limbach or, directly or indirectly, any of its other Subsidiaries;

(f)          Limbach shall fail to own, directly or indirectly, 100% of the Equity Interests of any of its Subsidiaries that are Loan Parties or that are required to be Loan Parties under this Agreement; or

(g)          a “Change of Control” (or any comparable term or provision) as defined in any Bonding Agreement, the Revolving Facility Agreement or any other agreement or indenture relating to any of the Equity Interests or Indebtedness of Ultimate Parent or any of its Subsidiaries.

“CIP Regulations” has the meaning assigned to such term in Section 10.10.

“Colbeck” has the meaning assigned to such term in Section 10.16.

“Colbeck Lenders” has the meaning assigned to such term in Section 10.16.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s or its Subsidiaries’ books and records, Inventory or other Collateral, in each case, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Coverage Amount” means, at any time, the difference between (a) 110% of the value of the Net Amount of Eligible Accounts at such time, minus the Dilution Reserve and the Partial Payment Reserve, and (b) the sum of (i) the Revolving Facility Reserve, (ii) any Landlord Reserve, (iii) the aggregate amount, if any, of all trade payables of the Loan Parties and their Subsidiaries aged in excess of historical levels, and (iv) such other reserves (other than the Dilution Reserve) as the Origination Agent may deem appropriate in the exercise of its Permitted Discretion.

“Collateral Coverage Amount Certificate” means a certificate signed by an Authorized Officer of the Administrative Borrower and setting forth, among other things, the calculation of the Collateral Coverage Amount in compliance with Section 7.01(a)(v), substantially in the form of Exhibit E.

“Collateral Coverage Parties” means, individually and collectively, jointly and severally, the Borrowers and each of their Subsidiaries that is a Loan Party, and “Collateral Coverage Party” means any one of the foregoing.

“Collateral Report” means a Schedule of Accounts and a Schedule of Retainage, each as of the last day of the immediately preceding month (or week, as applicable) and in form and substance reasonably satisfactory to the Origination Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate signed by an Authorized Officer of Ultimate Parent in substantially the form of Exhibit H.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period, plus, without duplication, the sum of all amounts deducted in calculating at Consolidated Net Income for such period in respect of (a) Consolidated Interest Expense, (b) United States federal, state, and local income taxes, (c) depreciation and amortization, (d) non-cash charges, including stock based compensation expenses, (e) transaction expenses paid on or before the date that is ninety (90) days after the Effective Date in connection with the transactions contemplated by the Loan Documents in an aggregate amount not to exceed $500,000, and (f) non-recurring costs, fees, expenses and charges related to any Permitted Acquisition (in each case, whether or not consummated) in an aggregate amount not to exceed (i) $100,000 for any such Permitted Acquisition or (ii) $300,000 in any consecutive twelve (12) month period, minus all amounts included in arriving at such Consolidated Net Income in respect of non-cash gains realized during such period, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating Consolidated EBITDA for any period of twelve (12) consecutive months, if at any time during such measurement period (and on or after the Effective Date), any Loan Party shall have made a Permitted Acquisition, Consolidated EBITDA for such measurement period shall be calculated after giving pro forma effect thereto as if any such Permitted Acquisition occurred on the first day of such measurement period and calculated in a manner consistent with Consolidated Net Income in accordance with clause (x) set forth in the definition thereof.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense, and other banking fees, discounts, charges and commissions) of such Person for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or net loss) of such Person for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income: (a) extraordinary gains and losses reasonably acceptable to the Origination Agent in its discretion, (b) non-cash gains and losses realized on any Permitted Disposition, (c) the cumulative effect of a change in accounting principles and (d) non-cash write ups and write downs resulting from purchase accounting adjustments, other than goodwill, inventory and accounts receivable in connection with a Permitted Acquisition; provided further that there shall also be excluded from Consolidated Net Income (x) the net income (or net loss) of any Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, any Loan Party, except to the extent that the Administrative Borrower has delivered the financial statements of the Acquired Business for such period, which financial statements shall have been reviewed or audited by an independent accounting firm satisfactory to the Origination Agent, and the Origination Agent agrees to the inclusion of such net income (or net loss) of such Person, (y) the net income (or net loss) of any Person (other than a Subsidiary) in which a Loan Party holds any Equity Interests in, except to the extent of the amount of dividends or other distributions actually paid to the Loan Parties during such period, and (z) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance satisfactory to the Origination Agent, and the Collateral Agent, among the Collateral Agent, the Revolving Facility Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Collateral Agent; provided that the Revolving Facility Agent shall not be required to be a party to any such agreement delivered as of the Effective Date pursuant to Section 5.01(d)(xxi) with respect to the Loan Parties’ deposit accounts maintained at Fifth Third Bank.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code and, for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, under Section 414(b), (c), (m), and (o) of the Internal Revenue Code.

“Cortland” has the meaning specified therefor in the preamble hereto.

“Debtor Relief Law” means the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Administrative Borrower, or any Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower and each Lender.

“Delayed Draw Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans after the Effective Date, the percentage obtained by dividing (i)  such Lender’s Delayed Draw Term Loan Commitment, by (ii)  the Total Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan” means, collectively, the loans made by the Lenders to the Borrowers after the Effective Date pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers after the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Delayed Draw Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Loan Commitment Termination Date” means the earliest to occur of (i) the date the Delayed Draw Term Loan Commitments are permanently reduced to zero pursuant to Section 2.01(b), (ii) the date of the termination of the Delayed Draw Term Loan Commitments pursuant to Section 2.05(a) or Section 9.01 and (iii) the Final Maturity Date.

“Delayed Draw Term Loan Lender” means a Lender with a Delayed Draw Term Loan Commitment or a Delayed Draw Term Loan.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior ninety (90) consecutive days, that is the result of dividing the Dollar amount of (a) set-off, warranty claims, discounts, advertising allowances, credits, or other similar items that are granted in the ordinary course of business with respect to the Collateral Coverage Parties’ accounts during such period, by (b) the Collateral Coverage Parties’ billings with respect to accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by the amount by which Dilution is in excess of 5.0%.

“Disbursement Letter” means a disbursement letter, in form and substance satisfactory to the Origination Agent and the Administrative Agent, by and among the Loan Parties, the Agents, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired and whether voluntary or involuntary) to any other Person (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is six (6) months after the Final Maturity Date.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Earn-Outs” means unsecured liabilities of a Loan Party or its Subsidiaries arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition (including, without limitation, performance bonuses or consulting payments in any related services, employment or similar agreement in excess of such amounts paid to such Persons for periods prior to consummation of such Permitted Acquisition, but excluding the amount of any salary and bonuses that reduce Consolidated Net Income for periods after the consummation of such Permitted Acquisition as a result of being included in SG&A expenses on the consolidated income statement of Ultimate Parent and its Subsidiaries) in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

“Effective Date” has the meaning specified therefor in Section 5.01.

“Effective Date Pro Rata Share” means, with respect to a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i) such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment.

“Effective Date Term Loan” means the loan made by the Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(i).

“Effective Date Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loans to the Borrowers on the Effective Date in the amount set forth in Schedule 1.01(A) hereto under the heading “Effective Date Term Loan Commitment”, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Eligible Accounts” means those Accounts of each of the Collateral Coverage Parties as to which the Collateral Agent has a first priority perfected Lien that comply with all of the representations and warranties made to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents; provided, that the following Accounts of the Collateral Coverage Parties are not Eligible Accounts:

(a)          Accounts which remain unpaid more than ninety (90) calendar days from the original invoice date;

(b)          Accounts with respect to which the Account Debtor is a director, officer, employee, equity holder, or Affiliate of any Loan Party, or is a Special Purpose Joint Venture or any other joint venture in which any Loan Party has an interest, including any Account Debtor of which an officer, director or employee is a holder of equity in any Loan Party;

(c)          Accounts with respect to which the Account Debtor is not a resident of the United States or who is not subject to service of process within the continental United States, unless such Accounts are supported by irrevocable letters of credit or other credit support in amount and on terms reasonably satisfactory to the Origination Agent, the proceeds of which are assigned to the Collateral Agent in a manner reasonably satisfactory to the Origination Agent, each in the Origination Agent’s sole determination;

(d)          Accounts in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or any Loan Party or the Origination Agent has reason to believe the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount);

(e)          Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Origination Agent in the exercise of its Permitted Discretion;

(f)          Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder;

(g)          Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the United States Bankruptcy Code);

(h)          Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis;

(i)          Accounts which arise out of sales not made in the ordinary course of the applicable Collateral Coverage Party’s business;

(j)           any Account with respect to which the Account Debtor has returned to the applicable Collateral Coverage Party twenty percent (20%) or more of the Inventory of the applicable Collateral Coverage Party the sale of which gave rise to such Account,

(k)          Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the applicable Requirements of Law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect;

(l)          Accounts with respect to which any Loan Party is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to such Loan Party, to the extent of the Loan Parties’ existing or potential liability to such Account Debtor;

(m)          Accounts which, if evidenced by chattel paper or an instrument, the originals of such chattel paper or instrument have not been endorsed and/or assigned and delivered to the Collateral Agent, or in the case of electronic chattel paper, are not in the control of the Collateral Agent, in each case in a manner reasonably satisfactory to the Origination Agent;

(n)          if any Collateral Coverage Party maintains a credit limit for an Account Debtor, any Account owed by such Account Debtor to the extent that it exceeds such credit limit;

(o)          Accounts with respect to which the possession and/or control of the goods sold giving rise thereto is held, maintained or retained by any Collateral Coverage Party for the account of, or subject to, further and/or future direction from the Account Debtor with respect thereto;

(p)          Accounts with respect to an Account Debtor that is located in any jurisdiction that has adopted a statute or other requirement with respect to which any Person that obtains business from within such jurisdiction must file a notice of business activities report or make any other required filings in a timely manner in order to enforce its claims in such jurisdiction’s courts unless (i) such notice of business activities report has been duly and timely filed or the applicable Collateral Coverage Party is exempt from filing such report and the Administrative Borrower has provided the Origination Agent with satisfactory evidence of such exemption or (ii) the failure to make such filings may be cured retroactively by the applicable Collateral Coverage Party for a nominal fee;

(q)          Accounts that arise out of a contract or order which, by its terms, forbids or makes void or unenforceable the assignment thereof by the applicable Collateral Coverage Party to the Collateral Agent or may be unassignable for any other reason;

(r)           Accounts which are subject to any counterclaim, credit, trade or volume discount, allowance, discount, rebate or adjustment by the Account Debtor with respect thereto (but only to the extent of such counterclaim, credit, discount, allowance, rebate or adjustment);

(s)          (i) Accounts in which the Collateral Agent does not have a valid and enforceable first priority perfected security interest, and (ii) Bonded Accounts;

(t)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Collateral Coverage Party of the subject contract for goods or services;

(u)         Accounts with respect to which the Account Debtor is the United States or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States government under the Federal Assignment of Claims Act or any action under any state statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent);

(v)          except for specific Account Debtors as may be approved in writing by the Origination Agent, Accounts with respect to an Account Debtor whose Eligible Accounts owing to the Collateral Coverage Parties exceed 25% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Origination Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Origination Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(w)         [reserved];

(x)          Accounts acquired in connection with a Permitted Acquisition and Accounts owned by a target acquired in connection with a Permitted Acquisition, in each case, until the completion of a Field Survey and Audit with respect to such Accounts satisfactory to the Origination Agent in its Permitted Discretion (which Field Survey and Audit may be conducted prior to the closing of such Permitted Acquisition), provided, that such Accounts that satisfy the applicable eligibility criteria and customary “know your customer” rules and regulations will be deemed Eligible Accounts and be included in the Collateral Coverage Amount prior to the Field Survey and Audit, but in no event shall the aggregate amount of all of such Accounts acquired in Permitted Acquisitions and all such Accounts owned by a target acquired in connection with a Permitted Acquisition prior to the completion of a Field Survey and Audit with respect thereto that may be included in the Collateral Coverage Amount pursuant to this clause (x) at any one time exceed ten percent (10%) of the Collateral Coverage Amount (prior to giving effect to the inclusion of such Accounts under this clause (x); provided, further, that such Accounts shall be included in the Collateral Coverage Amount pursuant to this clause (x) until the earlier of (i) the date that the Field Survey and Audit is completed with respect to such Accounts and (ii) the date that is sixty (60) days after the applicable Permitted Acquisition has been consummated; and

(y)          is an Account that is otherwise determined by the Origination Agent in its Permitted Discretion to be ineligible; provided that, unless an Event of Default has occurred and is continuing, the Origination Agent shall provide the Administrative Borrower with one (1) Business Day’s prior notice of the classification of any Account as ineligible pursuant to this clause (y).

In addition to the foregoing, all Accounts owed by an Account Debtor will not be Eligible Accounts if, with respect to such Account Debtor, twenty-five percent (25%) or more of the aggregate amount of outstanding Accounts owed at such time by such Account Debtor with respect to a specific job or project only (and not all jobs and projects with such Account Debtor) are not Eligible Accounts solely with respect to clause (a) of this definition.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be an Eligible Account, and further, with respect to any Account, if the Origination Agent at any time hereafter determines in its Permitted Discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Administrative Borrower.

“Environmental Claim” means any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any Environmental Law, (b) any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by Environmental Laws or any Governmental Authority, or (d) any actual or alleged damage, injury, threat or harm to human health, safety natural resources or the environment.

“Environmental Law” means any applicable Requirement of Law pertaining to (a) the protection, conservation, use or management of the environment, human health and safety, natural resources and wildlife, (b) the protection or use of surface water or groundwater, (c) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, investigation, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material, or (d) any Release of Hazardous Materials to air, land, surface water or groundwater, and any amendment, rule, regulation, order or directive issued thereunder.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising directly or indirectly as a result of or based upon (a) any Environmental Claim; (b) any actual, alleged or threatened non-compliance with Environmental Law or permit required under Environmental Law; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any abatement, cleanup, removal, remediation or other response required by a Release of Hazardous Materials; or (e) any contract, agreement, or other arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

“Equity Issuance” means either (a) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by Ultimate Parent or any other Loan Party of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Event” means (a) a reportable event as described in Section 4043(c) of ERISA (unless the thirty (30) day notice requirement has been waived under applicable regulations) with respect to a Plan; (b) the withdrawal of the Loan Party or any member of its Controlled Group from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Loan Party or any member of its Controlled Group from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of reorganization, insolvency or termination (or the treatment of a plan amendment as a termination) under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is in critical or critical and declining status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Loan Party or any member of its Controlled Group; or (j) a failure by the Loan Party or any member of its Controlled Group to meet all applicable requirements regarding minimum required contributions set forth in Sections 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA in respect of a Plan, whether or not waived, or the failure by the Loan Party or any member of its Controlled Group to make any required contribution to a Multiemployer Plan.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account the balance of which consists exclusively of (and is identified when established as an account established solely for the purposes of) (i) withheld income Taxes and federal, state, local or foreign employment Taxes in such amounts as are required in the reasonable judgment of a Loan Party to be paid to the Internal Revenue Service or any other U.S., federal, state or local or foreign government agencies within the following month with respect to employees of such Loan Party or a healthcare savings plan maintained for the benefit of employees of such Loan Party, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party, (iii) amounts which are required to be pledged or otherwise provided as security pursuant to any requirement of any Governmental Authority or foreign pension requirement, (iv) amounts to be used to fund payroll obligations (including, but not limited to, amounts payable to any employment contracts between any Loan Party and their respective employees), or (v) the L/C Cash Collateral Account, and (b) unless requested by the Origination Agent, any Petty Cash Accounts.

“Excluded Equity Issuance” means (a) in the event that Ultimate Parent or any of its Subsidiaries forms any Subsidiary in accordance with this Agreement, the issuance by such Subsidiary of Equity Interests to Ultimate Parent or such Subsidiary, as applicable, (b) the issuance of Qualified Equity Interests by Ultimate Parent to any Person, and (c) the issuance of Equity Interests by a Subsidiary of Ultimate Parent to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (a) – (b) above.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of (including by virtue of the joint and several liability provisions of Section 4.05), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to a request by a Borrower) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Agent” means Fifth Third Bank, an Ohio banking corporation, as administrative agent under the Existing Credit Facility for the Existing Lenders.

“Existing Credit Facility” means the Credit Agreement, dated as of July 20, 2016, by and among the Loan Parties, the Existing Lenders and the Existing Agent, as amended, amended and restated, supplemented or otherwise modified prior to the Effective Date.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Existing Letters of Credit” means those letters of credit described on Schedule 1.01(C), and any letters of credit issued in replacement, renewal or extensions that constitute Permitted Refinancing Indebtedness in respect thereof (other than any letters of credit issued under the Revolving Facility Agreement).

“Extraordinary Receipts” means any cash received by any Loan Party or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i) or (ii) hereof), including, without limitation, (a) foreign, United States, state or local tax refunds in excess of $250,000 for any individual refund, (b) pension plan reversions, (c) proceeds of insurance (other than to the extent such insurance proceeds are (i) immediately payable to a Person that is not a Loan Party or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business or (ii) received by any Loan Party or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (excluding payments in respect of the Legacy Claims), (e) condemnation awards (and payments in lieu thereof), (f) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries or (ii) received by any Loan Party or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person), and (g) any purchase price adjustment received in connection with any purchase agreement.

“Facility” means the real properties and leases identified on Schedule 1.01(B) and any New Facility hereafter acquired by any Loan Party or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) national banks of recognized standing selected by it.

“Fee Letters” means the Administrative Agent Fee Letter and the Origination Agent Fee Letter.

“Field Survey and Audit” means a field survey and/or audit of the Loan Parties and an appraisal of the Collateral performed by auditors, examiners and/or appraisers selected by the Origination Agent, at the sole cost and expense of the Borrowers.

“Final Maturity Date” means April 12, 2023; provided that, if prior to April 12, 2022, the Revolving Facility Maturity Date as in effect on the Effective Date has not been extended in writing until at least April 12, 2023, the Final Maturity Date shall be April 12, 2022.

“Financial Statements” means (a) the audited consolidated balance sheet of Ultimate Parent and its Subsidiaries for the Fiscal Year ended December 31, 2017, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (b) the unaudited consolidated balance sheet of Ultimate Parent and its Subsidiaries for the month ended February 28, 2019, and the related consolidated statement of operations for the month then ended.

“Fiscal Quarter” or “fiscal quarter” means a fiscal quarter of Ultimate Parent and its Subsidiaries ending on the last day of each of March, June, September and December of each year.

“Fiscal Year” means the fiscal year of Ultimate Parent and its Subsidiaries ending on December 31st of each year.

“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.

“Foreign Lender” has the meaning specified therefor in Section 2.09(d).

“Foreign Official” has the meaning specified therefor in Section 6.01(z).

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Government Bid” means any offer to sell or provide goods or services made by any Loan Party or its Subsidiaries which, if accepted, would result in a Government Contract and for which an award has not been issued prior to the Effective Date.

“Government Contract” means any prime contract, subcontract, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between any Loan Party or any of its Subsidiaries, on the one hand, and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority in its capacity as a prime contractor, or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand; provided that, a task, change, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) Ultimate Parent, Parent and each Subsidiary of Ultimate Parent listed as a “Guarantor” on the signature pages hereto, and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance satisfactory to the Origination Agent and the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties guaranteeing all or part of the Obligations.

“Hazardous Material” means any hazardous, toxic or harmful chemical, substance, waste, compound, material, product or byproduct subject to or regulated under Environmental Laws, including but not limited to radon, asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof) and lead.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(b).

“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by resolutions of the Board of Directors of such Person or by similar action if such Person is not a corporation, and, if such acquisition has been so approved, as to which such approval has not been withdrawn.

“Increased Reporting Event” means if at any time either (a) an Event of Default has occurred or (b) Liquidity is less than or equal to $10,000,000.

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for ninety (90) consecutive days.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and which are not aged in excess of historical levels or past due by more than ninety (90) days) and any earn-out or similar obligations; (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (g) all obligations and liabilities of such Person under Hedging Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination); (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease (other than real property operating leases), off-balance sheet financing or similar financing; (i) all Contingent Obligations; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall not include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venture unless such Indebtedness is recourse to such Person. For the avoidance of doubt, any premiums payable under the Bonding Agreements shall not be Indebtedness unless not paid when due.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Loan Parties and their Subsidiaries in favor of the Collateral Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Origination Agent and the Collateral Agent.

“Intercreditor Agreements” means (a) the Surety Intercreditor Agreement and (b) the Revolving Facility Intercreditor Agreement.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending one (1), two (2) or three (3) months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is one (1), two (2) or three (3) months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person leased or held for sale or lease by such Person, including, without limitation, all raw materials, work-in-process and finished goods, and all packaging, supplies and materials of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account or cash.

“Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding Accounts arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, partnerships or joint ventures, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

“Job Inventory” means any equipment, inventory and other materials to be installed at one or more specific project or job sites which are not reflected as assets on the balance sheet of the Loan Parties.

“Job Tools” means any equipment, inventory and other materials used to fabricate, process or install Job Inventory at one or more project or job sites.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“L/C Cash Collateral Account” means that certain deposit account number 7240671714 of Limbach maintained at Fifth Third Bank so long as the funds on deposit in such account solely constitute cash collateral supporting the Existing Letters of Credit in an aggregate amount not exceeding 105% of the face amount thereof.

“Landlord Reserve” means, as to each location (other than a Specified Third Party Location) at which any Loan Party or its Subsidiaries has books and records, Inventory or other Collateral located and as to which a Collateral Access Agreement is required under a Loan Document and has not been received by the Agents, a reserve in an amount of up to three (3) months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and the Origination Agent so elects, the number of months’ rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the books and records, Inventory other Collateral of such Loan Party or such Subsidiary to secure the payment of such amounts under the lease or other applicable agreement relative to such location, and as to each Specified Third Party Location as to which a Collateral Access Agreement has been requested by the Origination Agent in accordance with and pursuant to Section 7.01(l)(ii) and has not been received by the Agents, a reserve in an amount determined by the Origination Agent in its Permitted Discretion.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“Legacy Claims” means charges and/or losses pertaining to the claims, change orders, pending change order and/or disputes arising out of or related to the contracts or construction projects commonly known as NIST, Rails to Dulles, Washington Adventist Hospital, and Columbia Place.

“Lender” has the meaning specified therefor in the preamble hereto.

“LIBOR” means, with respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) and as published on the applicable Bloomberg page (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its Permitted Discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period. If no such Screen Rate exists, such rate will be the rate of interest per annum, as reasonably determined by the Administrative Agent, at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of such Interest Period by three major banks reasonably satisfactory to the Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Deadline” has the meaning specified therefor in Section 2.07(a).

“LIBOR Notice” means a written notice substantially in the form of Exhibit D.

“LIBOR Option” has the meaning specified therefor in Section 2.07(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a) the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/100%) by dividing (i) LIBOR for such Interest Period by (ii) 100% minus the Reserve Percentage and (b) 2.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Limbach” has the meaning specified therefor in the preamble hereto.

“Liquidity” means, as of any date of determination, the sum of (a) the amount of Qualified Cash as of such date, plus (b) Revolving Facility Availability as of such date.

“Loan” means any Term Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Collateral Coverage Certificate, any Control Agreement, the Disbursement Letter, the Fee Letters, any Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreements, any Joinder Agreement, any Mortgage, any Security Agreement, any UCC Filing Authorization Letter, any Collateral Access Agreement, any Perfection Certificate and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to the aggregate amount of interest (including, without limitation, interest payable in cash, in kind or deferred) which would have otherwise been payable on the aggregate principal amount of the Term Loan paid on such date (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c), (d) or (e) of the definition thereof, the principal amount of the Term Loan outstanding on such date and the aggregate amount of the Unused Line Fee (assuming for purposes of calculating the Unused Line Fee that the Total Delayed Draw Term Loan Commitment is equal to the amount of the Total Delayed Draw Term Loan Commitment immediately prior to the occurrence of the Applicable Premium Trigger Event) which would have otherwise accrued) from the date of the occurrence of the Applicable Premium Trigger Event until the eighteenth (18th) month anniversary of the Effective Date.

“Material Adverse Effect” means (a) a material adverse effect on the operations, assets, liabilities, or financial condition of the Loan Parties taken as a whole, (b) a material adverse effect on the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document, (c) a material adverse effect on the legality, validity or enforceability of this Agreement or any other Loan Document, (d) a material adverse effect on the rights and remedies of any Agent or any Lender under any Loan Document, or (e) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any of the Collateral.

“Material Contract” means, with respect to any Person, (a) each Bonding Agreement, (b) each agreement concerning a partnership or joint venture to which such Person or any of its Subsidiaries is a party (other than (i) any such contract with respect to a Special Joint Venture entered into in the ordinary course of business and (ii) any such agreement constituting a Governing Document of a Loan Party), (c) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary (other than construction contracts entered into in the ordinary course of business) of $500,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than sixty (60) days’ notice without penalty or premium), and (d) all other contracts or agreements as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage (including, without limitation, a leasehold mortgage), deed of trust or deed to secure debt, in form and substance satisfactory to the Origination Agent and the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which a Loan Party or any member of the Controlled Group makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or has been obligated to make contributions or to which a Loan Party or member of the Controlled Group may have liability.

“Net Amount of Eligible Accounts” means the aggregate unpaid invoice amount of Eligible Accounts less, without duplication, Retainage, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (c) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (d) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (i) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (ii) properly attributable to such transaction or to the asset that is the subject thereof.

“New Facility” has the meaning specified therefor in Section 7.01(l).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal, interest, charges, expenses, fees, premiums (including the Applicable Premium, the Post-Closing Fee and the Specified Fee), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“OFAC Sanctions Programs” means (a) the Requirements of Law and Executive Orders administered by OFAC, including, without limitation, Executive Order No. 13224, and (b) the list of Specially Designated Nationals and Blocked Persons administered by OFAC, in each case, as renewed, extended, amended, or replaced.

“Origination Agent” has the meaning specified therefor in the preamble hereto.

“Origination Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Origination Agent Fee Letter” means the fee letter, dated as of the date hereof, among the Loan Parties and the Origination Agent.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to any Borrower’s request).

“Parent” has the meaning specified therefor in the preamble hereto.

“Partial Payment Reserve” means, as of any date of determination, an amount equal to 0.10% of the aggregate unpaid invoice amount of Eligible Accounts as of such date (it being understood that this reserve is imposed in lieu of excluding Accounts with respect to which the applicable Collateral Coverage Party has received partial payment from Eligible Accounts).

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s office located at 225 W. Washington St., 9th Floor, Chicago, Illinois 60606, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means a certificate in form and substance satisfactory to the Origination Agent providing information with respect to the property of each Loan Party.

“Permitted Acquisition” means any Acquisition with respect to which all of the following conditions shall have been satisfied:

(a)          no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)          no Indebtedness will be incurred, assumed, or would exist with respect to any Loan Party or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (a), (g), (k) or (l) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Loan Party or its Subsidiaries as a result of such Acquisition other than Permitted Liens;

(c)          the Acquired Business is in the same line of business engaged in as of the date of this Agreement by the Borrowers and any of their Subsidiaries or a Related Line of Business and has its primary operations in the United States of America;

(d)          the Borrowers have provided the Origination Agent with written confirmation, supported by reasonably detailed calculations, that (i) the Total Leverage Ratio of Ultimate Parent and its Subsidiaries, on a pro forma basis after giving effect to the consummation of such Permitted Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, shall be less than or equal to 3.00 to 1.00 and (ii) the Acquisition Debt to Value Ratio with respect to such Acquisition is less than or equal to 70%;

(e)          the Borrowers have provided the Origination Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the one (1) year period following the date of the proposed Acquisition (on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Origination Agent;

(f)           after giving pro forma effect to the consummation of such Acquisition and any loans to be made or letters of credit to be issued under the Revolving Facility Agreement, Liquidity shall be at least $15,000,000;

(g)          the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the twelve (12) consecutive month period most recently concluded prior to the date of the proposed Acquisition;

(h)          the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Sections 7.01(b), 7.01(l) and 7.01(o) of this Agreement, as applicable, and, in the case of an acquisition of Equity Interests, the Person whose Equity Interests are acquired shall become a Loan Party;

(i)           the Acquisition shall not be a Hostile Acquisition;

(j)           the Administrative Borrower shall have notified the Origination Agent not less than fifteen (15) days (or such shorter time period as may be agreed to by the Origination Agent) prior to any such Acquisition and, not later than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to the Origination Agent; and

(k)          the financial statements of the Acquired Business shall have been audited by a nationally recognized independent accounting firm or have undergone a review by an accounting firm reasonably acceptable to the Origination Agent or a quality of earnings report shall have been furnished to the Origination Agent from a firm reasonably acceptable to the Origination Agent.

For the avoidance of doubt, the Loan Parties may enter into joint ventures (including Special Purpose Joint Ventures) in accordance with the terms of this Agreement, and no joint venture shall be deemed to be a Permitted Acquisition hereunder.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Disposition” means:

(a)          sales and leases of Inventory in the ordinary course of business;

(b)          licensing and sub-licensing of Intellectual Property rights on a non-exclusive basis in the ordinary course of business;

(c)          (i) the lapse of Registered Intellectual Property of any Loan Party and its Subsidiaries to the extent not economically desirable in the conduct of their business or (ii) the abandonment of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Secured Parties;

(d)          any involuntary loss, damage or destruction of property;

(e)          so long as no Event of Default has occurred and is continuing or would result therefrom, transfers of assets (i) from Ultimate Parent or any of its Subsidiaries (other than the Borrowers) to a Loan Party (other than Ultimate Parent or Parent), and (ii) from any Subsidiary of Ultimate Parent that is not a Loan Party to any other Subsidiary of Ultimate Parent;

(f)           Disposition of property that, in the reasonable judgment of the Loan Parties, has become worn, damaged, obsolete or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(g)          the use or transfer of Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents

(h)          the termination, surrender or sublease of a real estate lease in the ordinary course of business;

(i)           the sale of vehicles in the ordinary course of business that are owned by the Loan Parties; and

(j)           Disposition of property or assets (other than sales or other dispositions of Accounts in connection with securitization or factoring arrangements or of material Intellectual Property) not otherwise permitted in clauses (a) through (i) above for cash in an aggregate amount that is not less than the fair market value of such property or assets;

provided, that the Net Cash Proceeds of such Dispositions (including the proposed Disposition) (1) in the case of clause (j)(j) above, do not exceed $250,000 in the aggregate in any Fiscal Year, and (2) in the case of clauses (d), (f), (i) and (j), are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(i) or applied as provided in Section 2.05(c)(iv); provided, further, that the foregoing to the contrary notwithstanding, in no event shall any Disposition, directly or indirectly, to Ultimate Parent, Parent or to any Subsidiary of a Loan Party that is not also a Loan Party or to any other Person that is not a Loan Party constitute a Permitted Disposition to the extent that such Disposition consists of (x) Intellectual Property that is material to the operation of the business of Ultimate Parent and its Subsidiaries, or (y) the Equity Interests of any Subsidiary of Ultimate Parent that has an interest in Intellectual Property that is material to the operation of the business of Ultimate Parent and its Subsidiaries.

“Permitted Indebtedness” means:

(a)          any Indebtedness owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b)          any other Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)          Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)          Permitted Intercompany Investments;

(e)          Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(f)           the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes, in each case, as approved by the Origination Agent in writing;

(g)          unsecured Indebtedness of any Loan Party or its Subsidiaries in respect of Earn-Outs owing to sellers of assets or Equity Interests to such Loan Party or its Subsidiaries that is incurred in connection with the consummation of one or more Permitted Acquisitions, which Indebtedness shall be subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to the Origination Agent; provided, that payments in respect of any such Earn-Out shall not be permitted, nor shall any such payments be required, to be made so long as (i) any Default or Event of Default then exists or would be caused thereby, (ii) Liquidity would be less than or equal to $10,000,000 immediately after giving effect to any such payment, and (iii) at the time of any such payment and after giving effect thereto, the Loan Parties would not be in pro forma compliance with the financial covenants set forth in Section 7.03;

(h)          Indebtedness arising in connection with the endorsement of instruments or other payment items for deposit,

(i)          Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in each case, incurred in the ordinary course of business;

(j)          unsecured Indebtedness in an aggregate amount not exceeding $750,000 at any time outstanding;

(k)          Indebtedness incurred under the Bonding Agreements;

(l)           Acquired Indebtedness in an amount not to exceed $500,000 outstanding at any one time;

(m)          Permitted Investments to the extent constituting Indebtedness;

(n)          Guarantees in respect of Indebtedness of any Loan Party otherwise permitted under this Agreement;

(o)          Indebtedness in respect of netting services, overdraft protections and other like services, in each case incurred in the ordinary course of business;

(p)          the Existing Letters of Credit; and

(q)          the Revolving Facility Debt and guaranties by the Loan Parties in respect thereof, so long as such Indebtedness is subject to the Revolving Facility Intercreditor Agreement, and the Revolving Facility Intercreditor Agreement is in full force and effect.

“Permitted Intercompany Investments” means Investments made by a Loan Party to or in another Loan Party (other than Ultimate Parent or Parent).

“Permitted Investments” means:

(a)          Investments in cash and Cash Equivalents;

(b)          Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)          advances made in connection with purchases of goods or services in the ordinary course of business;

(d)          Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e)          Investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof;

(f)          Permitted Intercompany Investments;

(g)          Permitted Acquisitions;

(h)          loans and advances to employees (i) for business-related travel expenses, moving expenses, costs of replacement homes, business machines or supplies, automobiles and other similar expenses, in each case incurred in the ordinary course of business and (ii) to finance the purchase of Equity Interests of Ultimate Parent. pursuant to that certain Omnibus Incentive Plan of Limbach, Inc.; provided that the aggregate outstanding amount of all such loans and advances under this clause (h) shall not exceed $500,000 in the aggregate at any one time;

(i)           Investments in joint ventures of up to $1,000,000 in the aggregate at any one time, so long as (i) unless the grant thereof is precluded by the applicable contractual provisions governing such joint venture, the Collateral Agent possesses a valid, perfected Lien on the applicable Loan Party’s interests in such joint venture, (ii) any Indebtedness for borrowed money at any time Guaranteed by any Loan Party on or after the date of such Investment is Permitted Indebtedness and no such Indebtedness is secured by Liens on any of the Property of any Loan Party, (iii) the Administrative Borrower provides the Collateral Agent and the Origination Agent with reasonable written notice of all Investments to be made in joint ventures and provides any documents relating thereto reasonably requested by the Origination Agent, and (iv) both before and after such Investments, no Default or Event of Default exists hereunder;

(j)           extensions of trade credit in the ordinary course of business;

(k)          workers compensation deposits, payment of any premiums on insurance policies, if any, and other deposits made in the ordinary course of any Loan Party’s business; and

(l)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $250,000 at any time outstanding;

provided that the foregoing to the contrary notwithstanding, in no event shall any Investment by any Loan Party constitute a Permitted Investment to the extent that such Investment consists of a contribution to any Subsidiary of Ultimate Parent that is not a Loan Party, or an Investment in any other Person that is not a Loan Party, of (x) Intellectual Property that is material to the operation of the business of Ultimate Parent and its Subsidiaries, or (y) the Equity Interests of any Subsidiary of Ultimate Parent that has an interest in Intellectual Property that is material to the operation of the business of Ultimate Parent and its Subsidiaries.

“Permitted Liens” means:

(a)          Liens securing the Obligations;

(b)          Liens for Taxes not yet due and payable or being contested in the manner described in Section 7.01(c)(ii);

(c)          Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than thirty (30) days or are being contested in good faith and by appropriate proceedings diligently conducted, and either (x) a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or (y) such Liens shall have been bonded over in a manner consistent with any applicable Requirements of Law;

(d)          Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the Indebtedness that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e)          purchase money Liens on fixed assets to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien only (i) attaches to such fixed asset and (ii) secures the Indebtedness that was incurred to acquire such fixed asset or any Permitted Refinancing Indebtedness in respect thereof;

(f)           deposits and pledges of cash securing (i) obligations in respect of workers’ compensation, social security, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for borrowed money), work in progress advances (other than for borrowed money) and statutory obligations or (iii) obligations on surety or appeal bonds (other than Liens granted to the Bonding Company), in each case, incurred in the ordinary course of business;

(g)          with respect to any Facility, easements, zoning restrictions, permits, rights of way, encroachments, covenants and similar encumbrances on real property and minor irregularities in the title thereto, in each case, that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)          Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i)           the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property;

(j)           non-exclusive licenses of Intellectual Property rights in the ordinary course of business;

(k)          Liens arising out of the existence of judgments to the extent and so long as such judgments do not individually or in the aggregate constitute an Event of Default under Section 9.01(j);

(l)           rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n)          Liens granted to the Bonding Company to secure the performance of surety bonds in accordance with the terms of the Bonding Agreements, subject to, and in compliance with, the terms and conditions of the Surety Intercreditor Agreement; provided that (i) such Liens are not perfected by the filing of a UCC Financing Statement (except to the extent such filing is expressly permitted pursuant to the terms of the Surety Intercreditor Agreement), (ii) the Collateral Agent continues to have, subject to common law subrogation rights created by or pursuant to the Bonding Agreements, subject to the Surety Intercreditor Agreement a perfected, first priority Lien on any and all collateral referenced in such Bonding Agreements, and (iii) such Liens do not include cash deposits or the issuance of letters of credit for the benefit of the Bonding Company, in each case, in excess of $1,000,000 in the aggregate;

(o)          Liens assumed by any Loan Party in connection with a Permitted Acquisition that secure Acquired Indebtedness that is Permitted Indebtedness;

(p)          Liens on cash collateral supporting the Existing Letters of Credit in an aggregate amount not exceeding 105% of the face amount thereof; and

(q)          Liens in and to the Collateral securing the Revolving Facility Debt permitted pursuant to clause (q) of the definition of Permitted Indebtedness which Liens are subject to the Revolving Facility Intercreditor Agreement, so long as the Revolving Facility Intercreditor Agreement is in full force and effect.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within twenty (20) days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $6,500,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of Indebtedness so long as:

(a)          after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification, plus the amount of any accrued interest, prepayment, termination or similar fees and costs incurred with respect to such Indebtedness in connection with such extension, refinancing or modification;

(b)          such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the Indebtedness so extended, refinanced or modified;

(c)          such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)          the Indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a)          any Loan Party to Ultimate Parent in amounts necessary to pay income taxes (not to exceed for any Loan Party in any taxable period the amount of such income taxes that such Loan Party would have paid for such taxable period as a stand-alone corporate taxpayer, less any such income taxes paid by such Loan Party directly to a Governmental Authority) and other customary expenses as and when due and owing by Ultimate Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees or directors of Ultimate Parent);

(b)          any Subsidiary of any Borrower to such Borrower;

(c)          Ultimate Parent to pay dividends in the form of common Equity Interests issued by Ultimate Parent or to redeem warrants in a cashless exercise thereof; and

(d)          so long as no Event of Default or Default exists or would result therefrom, the Loan Parties may purchase or redeem for cash (or make cash distributions to Ultimate Parent to permit Ultimate Parent to purchase or redeem) Equity Interests of Ultimate Parent held by employees upon the termination of such employees, pursuant to that certain Omnibus Incentive Plan of Limbach, Inc., not to exceed $100,000 in any Fiscal Year or $500,000 in the aggregate during the term of this Agreement.

“Permitted Specified Liens” means Permitted Liens described in clause (a) or (q) of the definition of Permitted Liens.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means Cash Management Accounts with deposits at any time in an aggregate amount not in excess of $25,000 for any one account and $100,000 in the aggregate for all such accounts.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, but excluding any Multiemployer Plan, that is maintained or contributed to, or during the preceding five (5) plan years, has been maintained or contributed to by a Loan Party or by a member of the Controlled Group or to which a Loan Party or member of the Controlled Group may have liability.

“Post-Closing Fee” means the fee designated as the “Post-Closing Fee” in the Origination Agent Fee Letter.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 4.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 4.00%.

“Pro Rata Share” means, with respect to:

(a)          with respect to a Lender’s obligation to make the Term Loans on the Effective Date, the percentage obtained by dividing (i)  such Lender’s Effective Date Term Loan Commitment, by (ii) the Total Effective Date Term Loan Commitment;

(b)          with respect to a Lender’s obligation to make the Term Loans after the Effective Date and its right to receive payments of the Unused Line Fee, the percentage obtained by dividing (i)  such Lender’s Delayed Draw Term Loan Commitment, by (ii) the Total Delayed Draw Term Loan Commitment;

(c)          with respect to a Lender’s right to receive payments of interest, fees (other than the Unused Line Fee), and principal with respect to the Term Loans, the percentage obtained by dividing (i) the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate unpaid principal amount of the Term Loans;

(d)          with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s undrawn Term Loan Commitment and the unpaid principal amount of such Lender’s portion of the Term Loans, by (ii) the sum of the undrawn Total Term Loan Commitment and the aggregate unpaid principal amount of the Term Loans, provided that if the Total Term Loan Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loans and the denominator shall be the aggregate unpaid principal amount of the Term Loans; and

(e)          after payment in full of all Loans, then the percentage obtained by dividing the aggregate unpaid principal amount of a Lender’s portion of the Term Loan by the aggregate unpaid principal amount of the Term Loans, in each case, calculated on the date immediately preceding the date that the Term Loans were paid in full.

“Process Agent” has the meaning specified therefor in Section 12.10(b).

“Projections” means financial projections of Ultimate Parent and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Ultimate Parent issued in connection with such Acquisition to fund any portion of the consideration and the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

“Qualified Cash” means, as of any date of determination, the aggregate amount of unrestricted cash on-hand of the Loan Parties maintained in deposit accounts in the name of a Loan Party in the United States as of such date, which deposit accounts are subject to Control Agreements.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Loan Party, including fixtures, and the improvements thereto.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Agents and to the extent required by the Origination Agent:

(a)          a Mortgage duly executed by the applicable Loan Party,

(b)          evidence of the recording of each Mortgage in such office or offices as may be necessary or, in the reasonable opinion of the Origination Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agents and the Lenders thereunder;

(c)          a Title Insurance Policy with respect to each Mortgage with respect to a fee owned Facility, dated as of the Effective Date;

(d)          with respect to a fee owned Facility, if requested by the Origination Agent, a current ALTA survey and a surveyor’s certificate, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Origination Agent;

(e)          in the case of a leasehold interest, if required, a consent between the lessor, the applicable Loan Party with respect to such leasehold interest and the Collateral Agent;

(f)          a phase-I environmental report with respect to such Facility, and the environmental consultants retained for such reports, the scope of the reports, and the results thereof shall be reasonably satisfactory to the Origination Agent;

(g)          flood certifications (and, if applicable, acceptable flood insurance and FEMA form acknowledgments of insurance) with respect to such Facility;

(h)          an opinion of counsel, satisfactory to the Origination Agent, in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded and such other matters as the Origination Agent may reasonably request; and

(i)           such other agreements, instruments, appraisals and other documents (including guarantees and opinions of counsel) as any of the Agents may reasonably require.

“Recipient” means any Agent and any Lender, as applicable.

“Reference Rate” means, for any period, the greatest of (a) 3.00% per annum, (b) the Federal Funds Rate plus 0.50% per annum, (c) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account that is administered, advised or managed by (i) such Person, (ii) an Affiliate of such Person, or (iii) an entity, or an Affiliate of an entity, that administers, advises or manages such Person.

“Related Line of Business” means engineering, design, construction and service/maintenance of general trades, mechanical, electrical, plumbing and/or fire protection business in the United States.

“Related Party Register” has the meaning specified therefor in Section 12.07(f).

“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Replacement Lender” has the meaning specified therefor in Section 12.02(b).

“Required Bonding Facility” means a bonding facility of adequate size to support the work program of the Borrowers and their Subsidiaries and which is otherwise reasonably satisfactory to the Origination Agent.

“Required Lenders” means the Origination Agent and Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%.

“Required Prepayment Date” has the meaning specified therefor in Section 2.05(g).

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto as such or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Retainage” means any all compensation withheld from the Collateral Coverage Parties by customers pursuant to the common construction contracting practice commonly called or referred to as “retainage”.

“Revolving Facility Agent” means Citizens Bank, N.A. and any successor or replacement agent under the Revolving Facility Agreement or any other Revolving Facility Loan Document.

“Revolving Facility Agreement” means that certain ABL Financing Agreement, dated as of the Effective Date, among the Loan Parties (as defined therein), the lenders from time to time party thereto, and the Revolving Facility Agent (as it may be amended, restated, supplemented, modified, restructured, replaced or refinanced from time to time in accordance with the terms hereof and thereof and the Revolving Facility Intercreditor Agreement).

“Revolving Facility Aggregate Extensions” means “Aggregate Revolving Extensions” as defined in the Revolving Facility Agreement.

“Revolving Facility Availability” means, as of any date of determination, the result of (a) the Revolving Facility Line Cap then in effect, minus (b) the amount of Revolving Facility Aggregate Extensions at such time, minus (c) without duplication of any such amounts included in the calculation of the Revolving Facility Borrowing Base then in effect, the amount of any reserves, availability blocks or similar provisions that operate to reduce the availability of loans or other extensions of credit under the Revolving Facility Agreement; provided that, notwithstanding anything to the contrary contained in the foregoing, the Loan Parties may not include in Revolving Facility Availability, as of any date, any amount which, if borrowed, would cause the Total Leverage Ratio of Ultimate Parent and its Subsidiaries, determined as of the last day of the current calendar month for the twelve (12) month period then ended, to exceed the applicable financial covenant ratio set forth in Section 7.03(b).

“Revolving Facility Borrowing Base” means the “Borrowing Base” as defined in the Revolving Facility Agreement.

“Revolving Facility Commitments” means the “Revolving Loan Commitments” as defined in the Revolving Facility Agreement.

“Revolving Facility Debt” means the Indebtedness incurred by the Loan Parties under the Revolving Facility Agreement and the other Revolving Facility Loan Documents in an aggregate principal amount (including obligations in respect of letters of credit, whether or not representing obligations for borrowed money) not to exceed the lesser of (a) $15,000,000 and (b) the Revolving Facility Borrowing Base then in effect.

“Revolving Facility Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Effective Date, between the Revolving Facility Agent and the Agents, and acknowledged by each of the Loan Parties.

“Revolving Facility Line Cap” means the “Line Cap” as defined in the Revolving Facility Agreement (as in effect on the Effective Date).

“Revolving Facility Loan Document” means the “Loan Documents” as defined in the Revolving Facility Agreement.

“Revolving Facility Maturity Date” means the “Final Maturity Date” as defined in the Revolving Facility Agreement.

“Revolving Facility Priority Collateral” means the “ABL Priority Collateral” as defined in the Revolving Facility Intercreditor Agreement.

“Revolving Facility Reserve” means, as of any time the same is to be determined, an amount equal to the aggregate principal amount of Revolving Facility Debt (including obligations in respect of letters of credit, whether or not representing obligations for borrowed money) then outstanding or such other amount as determined by the Origination Agent in accordance with Section 10.17.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby any Loan Party or any of its Subsidiaries shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance satisfactory to the Origination Agent and the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Schedule of Accounts” means an aged trial balance and reconciliation to the Collateral Coverage Amount in form and substance reasonably satisfactory to the Origination Agent (which may in the Origination Agent’s Permitted Discretion include copies of original invoices) listing the Accounts of each Collateral Coverage Party, certified on behalf of each Collateral Coverage Party by an Authorized Officer of the Administrative Borrower, to be delivered on a monthly basis to the Agents pursuant to Section 7.01(a)(v).

“Schedule of Retainage” means a schedule of Retainage in form and substance reasonably satisfactory to the Origination Agent listing in reasonable detail any and all outstanding Retainage, certified on behalf of each Collateral Coverage Party by an Authorized Officer of the Administrative Borrower, to be delivered on a monthly basis to the Agents pursuant to Section 7.01(a)(v).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Special Purpose Joint Venture” means a joint venture entered into by one of the Loan Parties with another Person solely with respect to a particular contract, project or job and in which a subcontract is awarded to one of the Loan Parties from such joint venture entity which subcontract is subject to a perfected first priority Lien in favor of the Collateral Agent.

“Specified Fee” means the fee designated as the “Specified Fee” in the Origination Agent Fee Letter.

“Specified Financing Statements” means the UCC-1 financing statements identified on Schedule 1.01(D).

“Specified Third Party Location” means either (a) a temporary project or job site or (b) a location owned or leased by any unaffiliated third party at which any Loan Party temporarily stores equipment or inventory for use in one or more specific projects or jobs.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of Ultimate Parent unless the context expressly provides otherwise; provided, that no entity formed for the sole purpose of being a Special Purpose Joint Venture shall be deemed a Subsidiary of Ultimate Parent.

“Surety Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Bonding Company and the Agents, and any other intercreditor agreement entered into by the Bonding Company and the Agents after the Effective Date which is in form and substance satisfactory to the Origination Agent in its sole and absolute discretion.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, collectively, (i) the loans made by the Term Loan Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(i) and (ii) the loans made by the Delayed Draw Term Loan Lenders following the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Effective Date Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan Priority Account” means any Deposit Account subject to a Control Agreement that was established solely to hold, and solely contains, Term Loan Priority Collateral or identifiable proceeds of the Term Loan Priority Collateral (it being understood that any property in such Deposit Account which is not Term Loan Priority Collateral or identifiable proceeds of Term Loan Priority Collateral shall not be Term Loan Priority Collateral solely by virtue of being on deposit in any such Deposit Account.

“Term Loan Priority Collateral” means “Term Lender Facility Priority Collateral” as defined in the Revolving Facility Intercreditor Agreement.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance satisfactory to the Origination Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise satisfactory to the Origination Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements satisfactory to the Origination Agent, delivered to the Collateral Agent.

“Total Delayed Draw Term Loan Commitment” means the sum of the amounts of the Lenders’ Delayed Draw Term Loan Commitments.

“Total Effective Date Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments.

“Total Funded Debt” means, at any time the same is to be determined, the sum (but without duplication) of all Indebtedness (including obligations in respect of letters of credit, whether or not representing obligations for borrowed money) of Ultimate Parent and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP, but excluding (i) Indebtedness in respect of the Bonding Agreements and (ii) Indebtedness in respect of the Existing Letters of Credit to the extent cash collateralized as permitted under clause (p) of the definition of Permitted Liens.

“Total Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Total Funded Debt as of such date to (b) Consolidated EBITDA as of the last day of the period of twelve (12) consecutive fiscal months most recently ended.

“Total Term Loan Commitment” means the sum of the amounts of the Lenders’ Effective Date Term Loan Commitments and Delayed Draw Term Loan Commitments.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Collateral Agent (or its designee) to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Origination Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage.

“Ultimate Parent” has the meaning specified therefor in the preamble to this Agreement.

“Unfinanced Capital Expenditures” means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Facility Debt), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(a).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified therefor in Section 2.09(d).

“Waivable Mandatory Prepayment” has the meaning specified therefor in Section 2.05(g).

“Welfare Plan” means a “welfare plan” of the Loan Parties as defined in Section 3(1) of ERISA that is maintained or contributed to by a Loan Party or a Subsidiary of a Loan Party.

“Withholding Agent” means any Loan Party, the Administrative Agent and the Collateral Agent.

Section 1.02         Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

Section 1.03         Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Loan Party or (ii) the knowledge that an Authorized Officer would have obtained if such officer had made a due inquiry with regard to the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04         Accounting and Other Terms.

(a)          Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP; provided, that if the Administrative Borrower notifies the Origination Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change that has occurred after the Effective Date or in the application thereof on the operation of such provision (or if the Origination Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), then the Origination Agent and the Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and the Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. For purposes of determining compliance with any incurrence or expenditure tests set forth in Section 7.01, Section 7.02 and Section 7.03, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

(b)          All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05         Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06         Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE LOANS

Section 2.01        Commitments.

(a)          Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i)          each Lender with an Effective Date Term Loan Commitment agrees, severally and not jointly, to make or cause to be made on the Effective Date, a Term Loan to the Borrowers in an aggregate principal amount not to exceed its Effective Date Term Loan Commitment and the Term Loans of all Lenders made on the Effective Date shall be in an aggregate principal amount not to exceed the Total Effective Date Term Loan Commitment; and

(ii)         each Lender with a Delayed Draw Term Loan Commitment agrees, severally and not jointly, to make or cause to be made, from time to time after the Effective Date and prior to the Delayed Draw Term Loan Commitment Termination Date, Term Loans to the Borrowers in an aggregate principal amount not to exceed the lesser of (A) its Delayed Draw Pro Rata Share of such Term Loan and (B) its Delayed Draw Term Loan Commitment; provided, that, such Term Loans shall be subject to the terms of Section 5.02 of this Agreement.

(b)          Notwithstanding the foregoing:

(i)          The aggregate principal amount of all Term Loans made on the Effective Date pursuant to this Agreement shall not exceed the Total Effective Date Term Loan Commitment.

(ii)         The aggregate principal amount of all Term Loans made after the Effective Date pursuant to the Delayed Draw Term Loan Commitment pursuant to this Agreement shall not exceed the Total Delayed Draw Term Loan Commitment.

(iii)        The Total Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. The Total Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date in an amount equal to such funded Term Loan. Each Lender’s Effective Date Term Loan Commitment shall be permanently terminated immediately and without further action upon the funding of the Term Loan on the Effective Date. Each Lender’s Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the funding of each Term Loan after the Effective Date made pursuant to a Delayed Draw Term Loan Commitment in an amount equal to such Lender’s Delayed Draw Pro Rata Share of such funded Term Loan. Notwithstanding the foregoing, the undrawn Total Delayed Draw Term Loan Commitment and each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action on the Delayed Draw Term Loan Commitment Termination Date after giving effect to the funding of any Lender’s Term Loan on such date. Any principal amount of the Term Loans which is repaid or prepaid may not be reborrowed.

Section 2.02         Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent written notice in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is three (3) Business Days (or, in the case of any Delayed Draw Term Loan, fifteen (15) Business Days) prior to the date of the proposed Loan (or such shorter period as the Origination Agent and the Administrative Agent are willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan, (ii) the use of the proceeds of such proposed Loan, (iii) whether the Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (iv) the proposed borrowing date, which must be a Business Day, and, with respect to the Effective Date Term Loan, must be the Effective Date, and (v) the wire instructions for the account or accounts to which the proposed Loan funds should be transferred. The Administrative Agent and the Lenders may act without liability upon the basis of written notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. Upon its receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender, and thereafter each Lender shall make the amount of its applicable Term Loan Commitment available to the Administrative Agent in immediately available funds no later than 1:00 p.m. (New York City time) on the date of the proposed Loan. Upon receipt of all Loan funds, the Administrative Agent shall promptly transfer such funds to the Administrative Borrower by wire transfer in immediately available funds to the account or accounts designated in the Notice of Borrowing.

(b)          Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith. Each Delayed Draw Term Loan shall be made in a minimum amount of $5,000,000 and shall be in an integral multiple of $500,000.

(c)          Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Effective Date Pro Rata Shares of the Total Effective Date Term Loan Commitment and Delayed Draw Pro Rata Shares of the Total Delayed Draw Term Loan Commitment, as applicable, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03        Repayment of Loans; Evidence of Debt.

(a)          The outstanding principal amount of the Term Loan shall be repaid on the last Business Day of each fiscal quarter in an amount equal to $1,000,000 commencing with the fiscal quarter ended September 30, 2020; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan. The outstanding unpaid principal amount of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the Final Maturity Date and (ii) the date on which the Term Loan is declared due and payable pursuant to the terms of this Agreement.

(b)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)          The entries made in the accounts maintained pursuant to Section 2.03(b) or Section 2.03(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(b) and the accounts maintained pursuant to Section 2.03(c), the accounts maintained pursuant to Section 2.03(c) shall govern and control.

(e)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit F hereto. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04        Interest.

(a)          Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan or any portion thereof shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(b)          Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(c)          Interest Payment. Interest on each Loan shall be payable (i) with respect to any Reference Rate Loans, monthly, in arrears, on the last Business Day of each month, commencing on the last Business Day of the month following the month in which such Loan is made, (ii) with respect to any LIBOR Rate Loans, on the last day of each applicable Interest Period, and for any Interest Period that longer than one month, on each one-month anniversary of the first date (or if there is no numerically corresponding date, the last Business Day of each such month) of such Interest Period, and (iii) at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.01 with the amount of any interest payment due hereunder; provided that the Administrative Agent may only make such advance if the Borrowers have failed to make the applicable payment within three (3) Business Days after the due date thereof; provided further that upon any such charge to the Loan Account, the Administrative Agent shall give prompt notice to the Administrative Borrower of such charge and of the calculation and total amount so charged on any date.

(d)          General. All interest shall be computed on the basis of a year of 360 days for the actual number of days elapsed and calculated from and including the date of such Loan to but excluding the date of repayment thereof.

Section 2.05        Reduction of Commitment; Prepayment of Loans.

(a)          Reduction of Commitments. Each of (i) the Total Effective Date Term Loan Commitment and the Total Delayed Draw Term Loan Commitment and (ii) the Total Term Loan Commitment, the Effective Date Term Loan Commitment and the Delayed Draw Term Loan Commitment of each Lender, shall be terminated or reduced, as applicable, in accordance with Section 2.01(b).

(b)          Optional Prepayment.

(i)          Term Loan. The Borrowers may, at any time and from time to time, upon at least five (5) Business Days’ prior written notice to the Administrative Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of (A) accrued interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Term Loan. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan in the inverse order of maturity.

(ii)         Termination of Agreement. The Borrowers may, upon at least thirty (30) days’ prior written notice to the Administrative Agent (which notice shall be irrevocable unless such notice specifies that it is conditional on the consummation of a refinancing or other transaction, in which case such notice shall be contingent on the consummation of such refinancing or transaction and may be revoked by the Administrative Borrower if such refinancing or transaction fails to close), terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement. If the Administrative Borrower has sent a notice of termination pursuant to this Section 2.05(b)(ii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrowers shall be obligated to repay the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement on the date set forth as the date of termination of this Agreement in such notice.

(c)          Mandatory Prepayment. Upon at least two (2) Business Days’ prior written notice to the Administrative Agent (which such notice shall include the amount of such prepayment and a reference to the applicable subsection of this Agreement pursuant to which such prepayment is being made), the Borrowers shall make the following mandatory prepayments of the Loans.

(i)          Within two (2) Business Days after any Disposition (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), Error! Reference source not found., (c), (e), (g) or (h) of the definition of Permitted Disposition) by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition (including Net Cash Proceeds of insurance or arising from casualty losses or condemnations and payments in lieu thereof) to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Administrative Agent as a prepayment of the Loans) shall exceed $100,000 for any individual Disposition or $200,000 in the aggregate for all such Dispositions during any Fiscal Year. Nothing contained in this Section 2.05(c)(i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(ii)         Within two (2) Business Days after the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or upon an Equity Issuance (other than any Excluded Equity Issuances), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(ii) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(iii)        Within two (2) Business Days after the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.

(iv)        Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Obligations pursuant to Section 2.05(c)(i) or Section 2.05(c)(iii), as the case may be, such Net Cash Proceeds shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair or restore properties or assets (other than current assets) used in such Person’s business (it being understood that (x) proceeds of a sale of Term Priority Collateral are to be reinvested in Term Priority Collateral and (y) proceeds of a sale of Revolving Facility Priority Collateral are to be reinvested in Revolving Facility Priority Collateral); provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within five (5) days after such Disposition or loss, destruction or taking, as the case may be, stating that such Net Cash Proceeds shall be used to replace, repair or restore properties or assets used in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds (which certificate shall set forth estimates of the Net Cash Proceeds to be so expended), (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement or, in the case of such Net Cash Proceeds from Term Loan Priority Collateral, in a Term Loan Priority Account, and (D) upon the earlier of (1) the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above or (2) the occurrence of a Default or an Event of Default, such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Obligations in accordance with Section 2.05(c)(i) or Section 2.05(c)(iii) as applicable.

(v)         The Borrowers will immediately prepay the Term Loans at any time when the aggregate principal amount of all Term Loans exceeds the Collateral Coverage Amount, to the full extent of any such excess. On each day that any Term Loans are outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agents and the Lenders that the Collateral Coverage Amount calculated as of such day equals or exceeds the aggregate principal amount of all Term Loans outstanding on such day.

(d)          Application of Payments. Each prepayment made pursuant to Section 2.05(c) shall be applied, to the Term Loan, until paid in full. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has received prior written notice from the Origination Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e)          Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08, and (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(b).

(f)          Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g)          Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment of the Term Loans pursuant to Section 2.05(c) (each, a “Waivable Mandatory Prepayment”), at least two (2) days prior to the date on which the Borrowers are required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), the Administrative Borrower shall notify the Administrative Agent in writing of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse all or any portion of such amount. Each such Lender may exercise such option by giving written notice to the Administrative Borrower and the Administrative Agent of its election to do so at least one (1) Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not so notify the Administrative Borrower and the Administrative Agent of its election to exercise such option shall be deemed to have elected not to exercise such option). On the Required Prepayment Date, the Borrowers shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option or that have elected to exercise such option in part (and, in the case of any Lender that has elected to exercise such option in part, only that portion of such payment for which such Lender has not made such election), to prepay the Term Loans of such Lenders, and (ii) to the extent of any excess, to the Borrowers.

Section 2.06        Fees.

(a)          Unused Line Fee. From and after the Effective Date and until the Delayed Draw Term Loan Commitment Termination Date, the Borrowers shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Delayed Draw Pro Rata Shares, monthly in arrears on the last Business Day of each month commencing on the last Business Day of the month immediately following the Effective Date, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum of 2.00% on the undrawn amount, if any, of the Total Delayed Draw Term Loan Commitment.

(b)          Applicable Premium.

(i)          Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders in accordance with a written agreement among the Agents and the Lenders, the Applicable Premium.

(ii)         Any Applicable Premium payable in accordance with this Section 2.06(b) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii)        The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv)        Nothing contained in this Section 2.06(b) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(c)          Audit and Collateral Monitoring Fees. The Borrowers acknowledge that representatives of the Agents, or their designees, may visit any or all of the Loan Parties and/or conduct inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations of any or all of the Loan Parties at any time and from time to time, in each case, pursuant to Section 7.01(f). The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations and (ii) the cost of all visits, inspections, audits, physical counts, valuations, appraisals, environmental site assessments and/or examinations conducted by a third party on behalf of the Agents; provided that, so long as no Event of Default shall have occurred and be continuing during a calendar year, the Borrowers shall not be obligated to reimburse the Agents for more than two (2) field examinations in such calendar year (except for field examinations conducted in connection with a proposed Permitted Acquisition (whether or not consummated)).

(d)          Fee Letters. As and when due and payable under the terms of (i) the Administrative Agent Fee Letter and (ii) the Origination Agent Fee Letter, the Borrowers shall pay the fees set forth in the Administrative Agent Fee Letter and the Origination Agent Fee Letter, respectively.

Section 2.07        LIBOR Option.

(a)          The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the LIBOR Rate (the “LIBOR Option”) by notifying the Administrative Agent prior to 11:00 a.m. (New York City time) at least 3 Business Days prior to (i) the proposed borrowing date of a Loan (as provided in Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a LIBOR Rate Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a LIBOR Rate Loan as a LIBOR Rate Loan, the last day of the then current Interest Period (the “LIBOR Deadline”). Notice of the Borrowers’ election of the LIBOR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent of (A) a Notice of Borrowing (in the case of the initial making of a Loan) in accordance with Section 2.02 or (B) a LIBOR Notice prior to the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, the Administrative Agent shall provide notice thereof to each of the Lenders. Each LIBOR Notice shall be irrevocable and binding on the Borrowers.

(b)          Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.04(c). On the last day of each applicable Interest Period, unless the Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that a Default or an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at the LIBOR Rate and the Administrative Agent shall have the right, at the direction of the Origination Agent, to convert the interest rate on all outstanding LIBOR Rate Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than three (3) LIBOR Rate Loans in effect at any given time, and (ii) only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d)          The Borrowers may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e)          Anything to the contrary contained herein notwithstanding, neither any Agent nor any Lender, nor any of their participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Article II shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

(f)           If prior to the commencement of any Interest Period for any LIBOR Rate Loan,

(i)        the Administrative Agent shall have determined that adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, including, without limitation, because the Administrative Agent determines that either inadequate or insufficient quotations of the London interbank offered rate exist or the use of “LIBOR” has been discontinued (any determination of Administrative Agent to be conclusive and binding absent manifest error), or

(ii)       the Administrative Agent shall have received notice from the Required Lenders that LIBOR does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their LIBOR Rate Loans for such Interest Period, then the Administrative Agent shall give written notice to the Administrative Borrower and to the Lenders as soon as practicable thereafter. Until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) the obligations of the Lenders to make LIBOR Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Rate Loans, shall be suspended and (B) all such affected Loans shall be converted into Reference Rate Loans on the last day of the then current Interest Period applicable thereto.

If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (1) the circumstances set forth in clause (f)(i) of this Section have arisen and such circumstances are unlikely to be temporary or (2) the circumstances set forth in clause (f)(i) of this Section have not arisen but either (w) the supervisor for the administrator of the LIBOR Rate has made a public statement that the administrator of the LIBOR Rate is insolvent (and there is no successor administrator that will continue publication of the LIBOR Rate), (x) the administrator of the LIBOR Rate has made a public statement identifying a specific date after which the LIBOR Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBOR Rate), (y) the supervisor for the administrator of the LIBOR Rate has made a public statement identifying a specific date after which the LIBOR Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBOR Rate or a Governmental Authority having jurisdiction over the Origination Agent has made a public statement identifying a specific date after which the LIBOR Rate may no longer be used for determining interest rates for loans, then the Administrative Agent, the Origination Agent and the Administrative Borrower shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 2.07(f), (x) any LIBOR Notice that requests the conversion of any borrowing to, or continuation of any borrowing as, a LIBOR Rate Loan shall be ineffective and (y) if any Notice of Borrowing requests a borrowing of a LIBOR Rate Loan such borrowing shall be made as borrowing as a Reference Rate Loan.

Section 2.08         Funding Losses. In connection with each LIBOR Rate Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense incurred by any Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default or an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto (including as a result of a Default or an Event of Default), or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Notice of Borrowing or LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to any Agent or any Lender, be deemed to equal the amount reasonably determined by such Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09         Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes paid by any Secured Party. Each Loan Party shall deliver to each Secured Party official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)          The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes and Other Taxes (including, without limitation, Indemnified Taxes and Other Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore. A certificate as to the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d)          (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Borrower and the Administrative Agent, at the time or times reasonably requested by the Administrative Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Administrative Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Administrative Borrower or the Administrative Agent as will enable the Administrative Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)         any Lender that is a U.S. Person shall deliver to the Administrative Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed copies of IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of any Borrower or, at any time that a Borrower is disregarded as an entity separate from Ultimate Parent for federal income tax purposes, Ultimate Parent, within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Administrative Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Administrative Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Administrative Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Administrative Borrower or the Administrative Agent as may be necessary for the Administrative Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e)          Each Lender shall indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of additional amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)          Each party’s obligations under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.10        Increased Costs and Reduced Return.

(a)          If any Secured Party shall have determined that any Change in Law shall (i) subject such Secured Party, or any Person controlling such Secured Party to any Tax, duty or other charge with respect to this Agreement or such Secured Party’s loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Secured Party or any Person controlling such Secured Party of any amounts payable hereunder (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or any Person controlling such Secured Party or (iii) impose on such Secured Party or any Person controlling such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b)          If any Secured Party shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by such Secured Party, the Borrowers shall pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c)          All amounts payable under this Section 2.10 shall bear interest from the date that is ten (10) days after the date of demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d)          Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11        Changes in Law; Impracticability or Illegality.

(a)          The LIBOR Rate may be adjusted by the Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the Administrative Borrower and the Administrative Agent written notice of such a determination and adjustment and the Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, the Administrative Borrower may, by notice to such affected Lender (i) require such Lender to furnish to the Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (ii) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.09).

(b)          In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give written notice of such changed circumstances to the Administrative Borrower and the Administrative Agent, and the Administrative Agent promptly shall transmit the notice to each other Lender and (i) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Reference Rate Loans of the same type hereunder, and (ii) the Borrowers shall not be entitled to elect the LIBOR Option (including in any borrowing, conversion or continuation then being requested) until such Lender determines that it would no longer be unlawful or impractical to do so.

(c)          The obligations of the Loan Parties under this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

ARTICLE III

INTENTIONALLY OMITTED

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS;
JOINT AND SEVERAL LIABILITY OF BORROWERS

Section 4.01         Payments; Computations and Statements. The Borrowers will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America by wire transfer of immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day will be deemed received on the next succeeding Business Day unless, in the Origination Agent’s discretion, such payments are deemed received on the same Business Day of receipt thereof. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. The Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent will, from time to time at the direction of the Origination Agent or the Required Lenders, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers to the Agents and/or the Lenders under any Loan Document; provided that the Administrative Agent may only make such advance if the Borrowers have failed to make the applicable payment within three (3) Business Days after the due date thereof; provided further, that upon any such charge to the Loan Account, the Administrative Agent shall give prompt notice to the Administrative Borrower of such charge and of the calculation and total amount so charged on any date. Any amount charged to the Loan Account of the Borrowers shall be deemed Obligations. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

Section 4.02         Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including such Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03         Apportionment of Payments.  Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)          All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b)          After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall, upon the direction of the Origination Agent or the Required Lenders, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees (other than the Specified Fee), expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Origination Agent Advances until paid in full; (iii) third, to pay principal of the Origination Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; (viii) eighth, to the ratable payment of all other Obligations (other than the Specified Fee) then due and payable until paid in full; and (ix) ninth, to the ratable payment of the Specified Fee then due and payable.

(c)          For purposes of Section 4.03(b) “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including the Applicable Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)          In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

Section 4.04         Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)          Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b)          The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Default or Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c)          Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle the Borrowers to replace the Defaulting Lender with one or more substitute Lenders, and the Defaulting Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Defaulting Lender shall execute and deliver an Assignment and Acceptance, subject only to the Defaulting Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Defaulting Lender shall be made in accordance with the terms of Section 12.07.

(d)          The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(e)          This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05         Administrative Borrower; Joint and Several Liability of the Borrowers.

(a)          Each Borrower hereby irrevocably appoints Limbach as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b)          Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c)          The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(d)          Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers or any other Loan Parties with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders or to any other Person with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash and all of the Commitments have been terminated. Any claim which any Borrower may have against any other Borrower or any other Loan Party with respect to any payments to the Agents or the Lenders or any other Person hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and termination of the Commitments.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01        Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

(a)          Payment of Fees, Etc. The Borrowers shall have paid on or before the Effective Date all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 12.04.

(b)          Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c)          Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)          Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agents and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i)          this Agreement;

(ii)         a Security Agreement, together with the original certificates (if any) representing all of the Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii)        a UCC Filing Authorization Letter, together with evidence satisfactory to the Origination Agent of the filing of appropriate financing statements on Form UCC-1 in such office or offices as may be necessary or, in the opinion of the Origination Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Mortgage;

(iv)        the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(v)         a Perfection Certificate;

(vi)        the Disbursement Letter;

(vii)       the Fee Letters;

(viii)      the Surety Intercreditor Agreement duly executed by the Bonding Company and the other parties thereto, together with copies of the Bonding Agreements in effect on the Effective Date certified by an Authorized Officer of the Administrative Borrower, which documents, including the aggregate bonding availability thereunder, shall be in form and substance reasonably satisfactory to the Origination Agent;

(ix)        the Revolving Facility Intercreditor Agreement;

(x)         the Intercompany Subordination Agreement;

(xi)        with respect to the Facility located at 926 Featherstone Road, Pontiac, MI 48342, each of the Real Property Deliverables (other than the Real Property Deliverables specified in clauses (d) and (f) of the definition thereof);

(xii)       a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than thirty (30) days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, and (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, LIBOR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;

(xiii)      a certificate of the chief financial officer of Ultimate Parent (A) attaching a copy of the Financial Statements and the Projections described in Section 6.01(g)(ii) hereof and certifying as to the compliance with the representations and warranties set forth in Section 6.01(g)(i) and Section 6.01(aa)(ii), (B) attaching a copy of Ultimate Parent’s draft Report on Form 10-K that has been approved by its board of directors, (C) certifying that the lawsuit identified in Note 14 to the consolidated financial statements for the period ending September 30, 2018, filed with the SEC as part of Ultimate Parent’s Report on Form 10-Q for such period, has been settled, with all amounts paid by the Loan Parties’ insurance carriers, and that the Loan Parties did not and will not have any monetary exposure in connection with such lawsuit, and (D) certifying that after giving effect to all Loans and payments to be made, and other transactions to be consummated, on the Effective Date, Liquidity is not less than $10,000,000;

(xiv)      a certificate of the chief financial officer of Ultimate Parent, certifying that, after giving effect to the Loans made on the Effective Date and the incurrence of the Revolving Facility Debt on the Effective Date, Ultimate Parent and its Subsidiaries, taken as a whole, will be Solvent;

(xv)       a certificate of an Authorized Officer of the Administrative Borrower certifying as to the matters set forth in Section 5.01(b) and further certifying that (A) the attached copies of (x) the Revolving Facility Agreement and such other Revolving Facility Loan Documents as requested by the Origination Agent and (y) other Material Contracts (other than copies of the Loan Parties’ collective bargaining agreements), in each case, as in effect on the Effective Date are true, complete and correct copies thereof and (B) such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xvi)      a certificate of the appropriate official(s) of the jurisdiction of organization and, except to the extent such failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, each jurisdiction of foreign qualification of each Loan Party certifying as of a recent date not more than thirty (30) days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdictions;

(xvii)     one or more opinions of Honigman LLP, counsel to the Loan Parties, as to such matters as the Origination Agent may reasonably request;

(xviii)    evidence of the insurance coverage required by Section 7.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Origination Agent may reasonably request, in each case, where requested by the Origination Agent, with such endorsements as to the named insureds or loss payees thereunder as the Origination Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon thirty (30) days’ prior written notice to the Origination Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Origination Agent may request;

(xix)       a Collateral Access Agreement, in form and substance satisfactory to the Origination Agent and the Collateral Agent, executed by the applicable Loan Party and the landlord with respect to the Loan Parties’ headquarters location;

(xx)        evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a payoff letter with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties, the Existing Agent and the Existing Lenders and in form and substance reasonably satisfactory to the Origination Agent, (B) a satisfaction of mortgage for each mortgage filed by the Existing Agent on each Facility, (C) a termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Agent at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Loan Parties, (D) UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Agent and covering any portion of the Collateral, and (E) a written notice of termination for each collateral access agreement and each control agreement in effect with respect to the Existing Credit Facility duly executed by the Existing Agent;

(xxi)       all Control Agreements that, in the reasonable judgment of the Agents, are required for the Loan Parties to comply with the Loan Documents as of the Effective Date, each duly executed by, in addition to the applicable Loan Party, the applicable financial institution;

(xxii)      evidence satisfactory to the Agents that a Process Agent has been properly appointed by each Loan Party in accordance with Section 12.10(b);

(xxiii)     an amendment to (i) the Limited Liability Company Agreement of Parent and each Borrower that is a limited liability company, and (ii) the Limited Partnership Agreement of Limbach Company LP, in each case, in form and substance satisfactory to the Origination Agent, duly executed, in full force and effect; and

(xxiv)    the draft consolidated balance sheet of Ultimate Parent and its Subsidiaries for the Fiscal Year ended December 31, 2018, and the draft related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended; and

(xxv)     such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agents in form and substance, as any Agent may reasonably request (including, without limitation, a properly completed and duly executed copy of IRS Form W-9 (or such other tax form as may be applicable), tax identification numbers, addresses and all other documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act).

(e)          Lender Equity Grant. The Lenders and/or their Affiliates shall have received warrants for common Equity Interests of Ultimate Parent pursuant to the Lender Equity Grant (as defined in the Origination Agent Fee Letter).

(f)          Revolving Facility. Prior to or substantially concurrently with the effectiveness of this Agreement, the Borrowers shall have entered into the Revolving Facility Agreement and the other Revolving Facility Loan Documents, each of which shall be in form and substance satisfactory to the Origination Agent.

(g)          Material Adverse Effect. The Origination Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2017, which could reasonably be expected to have a Material Adverse Effect.

(h)          Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties’ business shall have been obtained and shall be in full force and effect.

(i)          Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Origination Agent and its counsel, and the Origination Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Origination Agent or such counsel may reasonably request.

(j)          Beneficial Ownership Certification. At least five (5) Business Days prior to the Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification in relation to such Loan Party, which such Beneficial Ownership Certificate shall be complete and accurate in all respects.

(k)          [Reserved]

(l)           Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which relates to the Loan or which, in the reasonable opinion of the Origination Agent, is reasonably likely to be adversely determined, and that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(m)         Notices. (i) The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) the Origination Agent shall have received a Collateral Coverage Amount Certificate, together with a Collateral Report, in each case, with Accounts and Eligible Accounts calculated as of February 28, 2019, and otherwise calculated after giving pro forma effect to the transactions contemplated by this Agreement.

Section 5.02         Conditions Precedent to Delayed Draw Term Loans. The obligation of any Agent or any Lender to make any Loan pursuant to a Delayed Draw Term Loan Commitment after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Origination Agent, of each of the following conditions precedent:

(a)          Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section 2.06 and Section 12.04 hereof.

(b)          Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Secured Party pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(c)          Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to any Secured Party.

(d)          Notices. (i) The Administrative Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof, (ii) the Origination Agent shall have received a Collateral Coverage Amount Certificate and (iii) the Agents shall have received a certificate of an Authorized Officer of each Loan Party certifying as to the matters set forth in Section 5.02(b).

(e)          Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

(f)           Collateral Coverage Amount. After giving effect to the proposed Term Loan, the Collateral Coverage Amount shall not be less than the aggregate outstanding principal amount of the Terms Loans.

(g)          Delivery of Documents. The Agents shall have received such other ancillary and related agreements to the Loan Documents and opinions, each in form and substance satisfactory to the Origination Agent, as the Origination Agent may reasonably request.

(h)          Lender Consent. After April 12, 2020, each of the Lenders shall have provided its prior written consent to the making of any such Term Loan.

(i)          Funding Amount. The aggregate principal amount of the proposed Term Loan shall not exceed (in each case, on a pro forma basis after giving effect to the proposed Acquisition and any Indebtedness (including any Term Loans) incurred in connection with the consummation thereof) the lesser of (i) the maximum amount of Indebtedness that the Borrowers could incur without causing the Total Leverage Ratio of Ultimate Parent and its Subsidiaries to exceed 3.00 to 1.00 and (ii) the maximum amount of Indebtedness that the Borrowers could incur without causing the Acquisition Debt to Value Ratio with respect to such Acquisition to exceed 70%;

(j)           Use of Proceeds. With respect to a request for a Term Loan pursuant to a Delayed Draw Term Loan Commitment after the Effective Date, the proceeds of such Term Loan may only be used to fund all or a portion of the cash consideration for a Permitted Acquisition and the related transaction costs and the fees and expenses due and payable in connection with the making of such Term Loan.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01        Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a)          Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (solely for the purposes of this subclause (iii)) where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b)          Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c)          Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation, on the Effective Date.

(d)          Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e)          Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of Ultimate Parent and each of its Subsidiaries and the issued and outstanding Equity Interests of Ultimate Parent and each of its Subsidiaries are as set forth on Schedule 6.01(e). All of the issued and outstanding shares of Equity Interests of Ultimate Parent and each of its Subsidiaries have been validly issued and are fully paid and non-assessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries of Ultimate Parent are owned by Ultimate Parent free and clear of all Liens (other than Permitted Specified Liens). Except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of Ultimate Parent or any of its Subsidiaries and no outstanding obligations of Ultimate Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from Ultimate Parent or any of its Subsidiaries, or other obligations of Ultimate Parent or any of its Subsidiaries to issue, directly or indirectly, any shares of Equity Interests of Ultimate Parent or any of its Subsidiaries.

(f)           Litigation. There is no pending or, to the knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g)          Financial Statements.

(i)          The Financial Statements, copies of which have been delivered to each Agent, fairly present, in all material respects, the consolidated financial condition of Ultimate Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of Ultimate Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, subject in the case of the unaudited statements, to year-end adjustments and the absence of footnotes. All material Indebtedness and other liabilities (including, without limitation, Indebtedness, liabilities for taxes, long-term leases and other unusual forward or long-term commitments) of Ultimate Parent and its Subsidiaries are set forth in the Financial Statements to the extent required to be reflected thereon in accordance with GAAP. Since December 31, 2017, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)         The Loan Parties have heretofore furnished to each Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of Ultimate Parent and its Subsidiaries for the period from January 1, 2019, through December 31, 2019, and (B) projected annual income statements of Ultimate Parent and its Subsidiaries for the Fiscal Years ending in 2019 through 2023, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).

(h)          Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any material Requirement of Law, or (iii) any material term of any material Contractual Obligation (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing thereunder, except in the case of clause (iii) only, to the extent such violations (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(i)           ERISA. Except as would not reasonably be expected to result in liability in excess of $750,000, (i) no ERISA Event has occurred and no Loan Party or any member of its Controlled Group is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event; (ii) each Plan is in compliance with all applicable Requirements of Law; and (iii) there is no existing or pending (or to the knowledge of any Loan Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Plan or Welfare Plan; (iv) no Loan Party or any member of the Controlled Group has received in the past five (5) years any requests for a “Statement of Business Affairs” from any Multiemployer Plan it has contributed to; and (v) substantially all of the employees for whom any Loan Party or member of its Controlled Group has an obligation to contribute to a Multiemployer Plan perform work in the building and construction industry. No Lien has been imposed under Section 430(k) of the Code or Sections 303 or 4068 of ERISA on any asset of a Loan Party or a Subsidiary of a Loan Party.

(j)           Taxes, Etc. (i) All Tax returns and other reports required by applicable Requirements of Law to be filed by any Loan Party and its Subsidiaries have been timely filed (taking into account extensions duly obtained) and (ii) all Taxes imposed upon any Loan Party or its Subsidiaries or any property of any Loan Party or its Subsidiaries which have become due and payable (taking into account extensions duly obtained) on or prior to the date hereof have been paid, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k)          Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U and X.

(l)           Nature of Business. No Loan Party is engaged in any business other than as set forth on Schedule 6.01(l) or a Related Line of Business.

(m)          Adverse Agreements, Etc. No Loan Party or any of its Subsidiaries is a party to any Contractual Obligation or subject to any restriction or limitation in any Governing Document or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which (either individually or in the aggregate) has, or in the future could reasonably be expected (either individually or in the aggregate) to have, a Material Adverse Effect.

(n)          Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except to the extent such suspension, revocation, impairment, forfeiture or non-renewal (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect.

(o)          Properties.

(i)          Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear and casualty excepted.

(ii)         Schedule 6.01(o) sets forth a complete and accurate list, with such information and in a form acceptable to the Origination Agent, of all of the Real Property owned or leased by the Loan Parties as of the Effective Date. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. True, complete and correct copies of each such Lease have been made available to the Origination Agent prior to the Effective Date. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 6.01(o). Except as set forth on Schedule 6.01(o), to the knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease. No Person has made, and to the knowledge of any Loan Party, no Person is entitled to make, any adverse claims against any properties or assets material to any Loan Party’s business, including (without limitation) the Leases and any Loan Party’s rights thereunder.  Each Loan Party has made all payments required to be made under each Lease to which it is a party or under applicable law.

(p)          Labor Relations. No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the knowledge of the Loan Parties and their Subsidiaries, threatened against any Loan Party or any of its Subsidiaries, (ii) to the knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place and (iii) no Loan Party nor any of its Subsidiaries is a party to a collective bargaining agreement, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(q)          Environmental Matters. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party and each of its Subsidiaries: (i) is and has been in compliance with all applicable Environmental Laws; and (ii) has obtained all permits, licenses and approvals required by Environmental Laws, all such permits, licenses and approvals are in full force and effect and each Loan Party and each of its Subsidiaries is in compliance with the terms and conditions of all such permits, licenses and approvals. There are no pending or, to the knowledge of the Loan Parties and their Subsidiaries after due inquiry, threatened Environmental Claims or Environmental Liabilities against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries. There are no facts, circumstances, conditions or occurrences that, to the knowledge of the Loan Parties and their Subsidiaries after due inquiry, could reasonably be expected to (i) form the basis of an Environmental Claim or Environmental Liability against any Loan Party or any of its Subsidiaries or any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries, or (ii) cause any such real property to be subject to any restrictions on its ownership, occupancy, use or transferability under Environmental Laws. Hazardous Materials have not been Released on or from any real property, including leaseholds, owned or operated by any Loan Party or any of its Subsidiaries or at any off-site location for which any Loan Party or any of its Subsidiaries is liable, that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The Loan Parties have made available to the Origination Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental or occupational safety and health matters with respect to any real property, including leaseholds, owned or operated by the Loan Parties or any of their Subsidiaries that are in the Loan Parties’ possession or control.

(r)           Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each Loan Party on the Effective Date.

(s)          Use of Proceeds. The proceeds of the Loans shall be used to (a) refinance the Existing Credit Facility, (b) pay fees and expenses in connection with the transactions contemplated hereby and (c) fund working capital of the Borrowers. The proceeds of any Term Loan made after the Effective Date may only be used to fund a Permitted Acquisition and related transaction costs and the fees and expenses due and payable in connection with the making of such Term Loan.

(t)           Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan, the Loan Parties, on a consolidated basis, are Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u)          Intellectual Property. Except as set forth on Schedule 6.01(u), each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 6.01(u) is a complete and accurate list as of the Effective Date of (i) each item of Registered Intellectual Property owned by each Loan Party; and (ii) each material work of authorship owned by each Loan party and which is not Registered Intellectual Property. No trademark or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code pertaining to Intellectual Property is pending or proposed, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(v)          Material Contracts. Set forth on Schedule 6.01(v) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the knowledge of any Loan Party, any other party thereto.

(w)          Investment Company Act. None of the Loan Parties is (i) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x)           Customers and Suppliers. There exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, and to the knowledge of each Loan Party, there exists no present state of facts or circumstances that could reasonably be expected, individually or in the aggregate, to give rise to or result in any termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, except any such termination, cancellation or limitation, or any modification or change, that could not reasonably be expected, individually or in the aggregate, to have a material adverse impact on, or result in a material impairment of, the business or financial condition of the Loan Parties.

(y)          Anti-Money Laundering and Anti-Terrorism Laws.

(i)          None of the Loan Parties, nor to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, has violated or is in violation of any of the Anti-Money Laundering and Anti-Terrorism Laws or has engaged in or conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)         None of the Loan Parties, nor to the knowledge of the Loan Parties, any Affiliate of any of the Loan Parties, nor any officer, director or principal shareholder or owner of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, is a Blocked Person.

(iii)        None of the Loan Parties, nor any of their agents acting in any capacity in connection with the Loans or other transactions hereunder, (A) conducts any business with or for the benefit of any Blocked Person or engages in making or receiving any contribution of funds, goods or services to, from or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to any OFAC Sanctions Programs.

(z)          Anti-Bribery and Anti-Corruption Laws.

(i)          The Loan Parties are in compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the anti-bribery and anti-corruption laws of those jurisdictions in which they do business (collectively, the “Anti-Corruption Laws”).

(ii)         None of the Loan Parties has at any time:

(A)         offered, promised, paid, given, or authorized the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any employee, official, representative, or other person acting on behalf of any foreign (i.e., non-U.S.) Governmental Authority thereof, or of any public international organization, or any foreign political party or official thereof, or candidate for foreign political office (collectively, “Foreign Official”), for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(B)         acted or attempted to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(iii)        There are, and have been, no allegations, investigations or inquiries with regard to a potential violation of any Anti-Corruption Law by any of the Loan Parties or any of their respective current or former directors, officers, employees, or agents, or other persons acting or purporting to act on their behalf.

(iv)        The Loan Parties have adopted, implemented and maintain anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(aa)        Full Disclosure.

(i)          Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading. As of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

(ii)         The Projections, have been prepared on a reasonable basis and in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared and information believed by the Loan Parties to have been accurate based upon the information available to the Loan Parties at the time such Projections were furnished to the Lenders, and Parent is not aware of any facts or information that would lead it to believe that such Projections are incorrect or misleading in any material respect; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

(bb)        Bonding Facility. The Loan Parties have provided to the Origination Agent a correct and complete copy of all of the Bonding Agreements. The Borrowers and their Subsidiaries have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course of business. Each of the Bonding Agreements is in full force and effect and no Authorized Officer has knowledge of any condition that would constitute a default under Section 9.01(p).

(cc)        Government Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and each of their Subsidiaries:

(i)          have complied with all Requirements of Law applicable and pertaining to each Government Contract and each Government Bid;

(ii)         have not submitted any invoices or made any statements, representations, or certifications to any Governmental Authority with respect to any Government Contract or Government Bid that were not correct, current and complete in all material respects as of their submission date;

(iii)        have not received written notice: (A) of any termination for convenience, termination for default, cure notice or show of cause notice that is currently in effect or has been threatened with respect to any Government Contract or Government Bid; (B) that any cost incurred or invoice rendered pertaining to any Government Contract is currently being disallowed, questioned or challenged by any Governmental Authority; (C) of any pending or threatened claims or disputes against any Loan Party or any of its Subsidiaries by any Governmental Authority or by any prime contractor, higher tier or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid; (D) of any actual or proposed suspension or debarment of any Loan Party, any of its Subsidiaries or any of its managers, directors or officers, employees, consultants or agents; or (E) that any cost accounting systems or procurement systems or the associated entries reflected in any Loan Party’s or any of its Subsidiaries’ financial records with respect to any Government Contract or Government Bid are not in compliance with applicable Requirements of Law and contract obligations;

(iv)        have no organizational conflicts of interest with respect to any Government Contract or Government Bid; and

(v)         have all permits, authorizations, and access passes or other documents required to perform each Government Contract for which such documents are required to access or provide delivery or other services in relation to any government facility, base, port or other government controlled location.

(dd)         Classified or Other Controlled Information. Each Loan Party and each if its Subsidiaries has been and is in compliance

(i)          with all requirements under the National Industry Security Program and Executive Order 12829, and applicable implementing regulations;

(ii)         with all requirements under the equivalent programs and regulations to protect classified or similar information, to the extent such programs are under the authority of any Governmental Authority other than the United States; and

(iii)        all applicable requirements related to the export or import of goods, services or information subject to the export control requirements of any Governmental Authority, including without limitation the EAR, ITAR or Treasury Sanctions programs of the United States.

(ee)        Eligible Accounts. As to each Account that is identified by the Administrative Borrower as an Eligible Account in a Collateral Coverage Certificate submitted to the Agents, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Collateral Coverage Party’s business, (b) owed to a Collateral Coverage Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (except to the extent reflected therein), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any discretionary criteria) set forth in the definition of Eligible Accounts.

(ff)         Revolving Facility Loan Documents. The Loan Parties have delivered to the Origination Agent a complete and correct copy of the Revolving Facility Loan Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Revolving Facility Loan Documents has been duly authorized by all necessary action on the part of each Loan Party who is a party thereto. Each Revolving Facility Loan Document is the legal, valid and binding obligation of each Loan Party who is a party thereto, enforceable against such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01         Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)          Reporting Requirements. Furnish to the Origination Agent and the Administrative Agent (with sufficient copies for each Lender):

(i)          to the extent not furnished as part of the “Monthly Board Report” pursuant to Section 7.01(a)(xiv), within thirty (30) days after the end of each fiscal month Ultimate Parent, commencing with the fiscal month of Ultimate Parent ending March 31, 2019, internally prepared consolidated and consolidating (by operating division (which, as of the Effective Date, includes two divisions - construction and service)) balance sheets and statements of operations as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year, and (B) the Projections, all in reasonable detail and certified by an Authorized Officer of Ultimate Parent as fairly presenting, in all material respects, the financial position of Ultimate Parent and its Subsidiaries as at the end of such fiscal month and the results of operations of Ultimate Parent and its Subsidiaries for such fiscal month and for such year-to-date period, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Lenders, subject to the absence of footnotes and normal year-end adjustments;

(ii)         within fifty (50) days after the end of each of the first three fiscal quarters of each Fiscal Year of Ultimate Parent, and within seventy-five (75) days after the end of the last fiscal quarter of each Fiscal Year of Ultimate Parent, commencing with the fiscal quarter of Ultimate Parent ending March 31, 2019, (A) Ultimate Parent and its Subsidiaries consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the elapsed portion of the Fiscal Year-to-date period then ended, each in reasonable detail, prepared by Ultimate Parent in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior Fiscal Year and comparable budgeted figures for such fiscal quarter, all of which shall be certified by the chief financial officer or other Authorized Officer of Ultimate Parent acceptable to the Origination Agent that the consolidated financial statements fairly present in all material respects in accordance with GAAP the financial condition of Ultimate Parent and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (B) a management discussion and analysis (with reasonable detail and specificity) of the results of operations for the fiscal periods reported; provided that with regard to the first three (3) fiscal quarters of each Fiscal Year, the delivery of Ultimate Parent’s Report on Form 10-Q as filed with the SEC shall satisfy the requirements of this clause;

(iii)        within one hundred twenty (120) days after the close of each Fiscal Year of Ultimate Parent, commencing with the Fiscal Year of Ultimate Parent ending December 31, 2018, (A) a copy of Ultimate Parent’s consolidated balance sheet as of the last day of the Fiscal Year then ended and Ultimate Parent’s consolidated statements of income, retained earnings, and cash flows for the Fiscal Year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous Fiscal Year, accompanied by an unqualified opinion of a firm of independent public accountants of recognized national standing, selected by the Loan Parties and reasonably acceptable to the Origination Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects in accordance with GAAP the consolidated financial condition of Ultimate Parent and its Subsidiaries as of the close of such Fiscal Year and the results of their operations and cash flows for the Fiscal Year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards, and (B) a certificate in form and substance reasonably acceptable to the Origination Agent setting forth the consolidating balance sheet and income statement derived from the audited financial statements delivered pursuant to clause (iii)(A) above for the Fiscal Year then ended, which shall be certified by the chief financial officer or other Authorized Officer of Ultimate Parent acceptable to the Origination Agent; provided the delivery of Ultimate Parent’s Report on Form 10-K as filed with the SEC shall satisfy the requirements of this clause;

(iv)       simultaneously with the delivery of the financial statements of Ultimate Parent and its Subsidiaries required by clauses (i), (iii) and Error! Reference source not found. of this Section 7.01(a), (1) a Compliance Certificate (A) stating no Default or Event of Default has occurred and is continuing during the period covered by such statements or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Loan Parties are taking with respect to such Default or Event of Default, (B) confirming that the representations and warranties stated in Article VI remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent such representations and warranties relate to an earlier date (and in such case, confirming they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date), (C) showing detailed covenant calculations evidencing the Loan Parties’ compliance with the covenants set forth in Section 7.03, and (D) including a schedule in form and substance reasonably satisfactory to the Origination Agent listing in reasonable detail any and all (x) non-recurring, one-time costs and expenses for the twelve (12) consecutive months then ended and (y) non-cash charges, including stock based compensation expenses, incurred during the four fiscal quarters then ended; (2) a comparison of the current year to date financial results (other than in respect of the balance sheets included therein) against the budgets required to be submitted pursuant to clause (vii) of this Section 7.01; (3) in the case of the delivery of the financial statements of Ultimate Parent and its Subsidiaries required by clause (i) of this Section 7.01(a), (x) a copy of the report of all outstanding surety bonds provided by any Bonding Company to any of the Loan Parties and (y) a report of all applications or requests for bonds, sureties, or similar support submitted by any Loan Party to any Bonding Company during the prior month; and (4) in the case of the delivery of the financial statements of Ultimate Parent and its Subsidiaries required by clause Error! Reference source not found. of this Section 7.01(a), attaching (x) a summary of all material insurance coverage maintained as of the date thereof by any Loan Party or any of its Subsidiaries and evidence that such insurance coverage meets the requirements set forth in Section 7.01(h), each Security Agreement and each Mortgage, together with such other related documents and information as the Origination Agent may reasonably require and (y) confirmation that there have been no changes to the information contained in each of the Perfection Certificates delivered on the Effective Date or the date of the most recently updated Perfection Certificate delivered pursuant to this clause (iv) and/or attaching an updated Perfection Certificate identifying any such changes to the information contained therein;

(v)         if (x) no Increased Reporting Period in effect, monthly (within thirty (30) days after the last day of each calendar month), or (y) if an Increased Reporting Period is in effect, upon the request of the Origination Agent or the Required Lenders (which shall be no more frequently than weekly), commencing with the first such date to occur during any Increased Reporting Period, a Collateral Coverage Amount Certificate showing in reasonable detail as of the close of business on the last day of the immediately preceding month (or period, as applicable), supported by schedules showing the derivation thereof and containing such detail and other information as the Origination Agent may request from time to time and together with (A) a detailed report regarding each Loan Party’s and its Subsidiaries’ Revolving Facility Availability and cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash and (B) a Collateral Report executed on behalf of the Administrative Borrower by an Authorized Officer of the Administrative Borrower, as of the close of business on the last day of the immediately preceding month (or week, as applicable), which report shall be in form and substance reasonably acceptable to the Origination Agent and shall include an accounts receivable aging report; provided that (I) the Collateral Coverage Amount set forth in the Collateral Coverage Amount Certificate shall be effective from and including the date such Collateral Coverage Amount Certificate is duly received by the Origination Agent but not including the date on which a subsequent Collateral Coverage Amount Certificate is received by the Origination Agent, unless the Origination Agent disputes the eligibility of any property included in the calculation of the Collateral Coverage Amount or the valuation thereof by notice of such dispute to the Administrative Borrower and (II) in the event of any dispute about the eligibility of any property included in the calculation of the Collateral Coverage Amount or the valuation thereof, the Origination Agent’s good faith judgment shall control;

(vi)        if (x) no Increased Reporting Period in effect, monthly (no later than the last Business Day of each month), or (y) if an Increased Reporting Period is in effect, on the fifteenth (15th) of each month (if a Business Day, if not, the first Business Day thereafter) and on the last Business Day of each month, commencing with the first such date to occur during any Increased Reporting Period, a then current 13-week cash flow forecast showing projected cash receipts and disbursements (including referencing line item sources and uses of cash) over the following 13-week period, together with a reconciliation of actual cash receipts and cash disbursements from the prior week against the previous cash flow forecast, showing any deviations on a cumulative basis, and providing a written explanation of each deviation, with such forecast and report being otherwise in form and substance reasonably acceptable to the Origination Agent;

(vii)      as soon as available, but in any event at least thirty (30) days after the first day of each Fiscal Year, a budget in form satisfactory to the Origination Agent (including a breakdown of the projected results of each of the construction and service lines of business of Ultimate Parent and its Subsidiaries consistent with historical past practices, budgeted consolidated and consolidating statements of income, and sources and uses of cash and balance sheets for Ultimate Parent and its Subsidiaries) of Ultimate Parent and its Subsidiaries in reasonable detail satisfactory to the Origination Agent for each fiscal month and the four (4) fiscal quarters of the immediately succeeding Fiscal Year and, with appropriate discussion, the principal assumptions upon which such budget is based; provided, that, if at any time during such Fiscal Year an event occurs which could reasonably be expected to have a Material Adverse Effect, the Loan Parties shall furnish to the Agents an updated budget in form satisfactory to the Origination Agent;

(viii)     promptly, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes a Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business, (B) the commencement of, or threat of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (C) any labor dispute to which any Loan Party or any of its Subsidiaries may become a party and which may have a Material Adverse Effect, (D) any strikes, walkouts, or lockouts relating to any of the Loan Parties’ or any of their Subsidiaries’ plants or other facilities, and (E) the occurrence of any event which constitutes a default or an event of default under the Revolving Facility Loan Documents or any other Material Contract; provided that this reporting obligation shall not apply to ordinary course short term performance defaults incurred under construction contracts entered into in the ordinary course of business. In addition, the Loan Parties agree to provide the Agents, promptly upon receipt by any Loan Party, with copies of all pleadings filed relating to any litigation matter disclosed pursuant to this Section 7.01(a)(viii);

(ix)        promptly after any Loan Party’s receipt thereof, a copy of each report or any “management letter” submitted to any Loan Party or any of its Subsidiaries by its certified public accountants and the management’s responses thereto;

(x)         promptly, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which Ultimate Parent or any of its Subsidiaries (x) has furnished to the shareholders of Ultimate Parent or the SEC or (y) has delivered to the Revolving Facility Agent or the holders of, or to any agent or trustee with respect to, Indebtedness of Ultimate Parent or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $500,000;

(xi)        promptly upon, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (A) any violation of Environmental Law by, or notice of an Environmental Claim or Environmental Liability against, any Loan Party or any of its Subsidiaries or any real property owned or operated by any Loan Party or any of its Subsidiaries; (B) any Release or threatened Release of Hazardous Substances that occurs on or arises from any real property owned or operated by any Loan Party or any of its Subsidiaries or for which any Loan Party or any Subsidiary of any Loan Party is liable, in each case that (x) is not in compliance with applicable Environmental Laws or (y) could reasonably be expected to form the basis of an Environmental Claim or Environmental Liability against any Loan Party or any of its Subsidiaries or any such real property; (C) any condition or occurrence on any real property owned or operated by any Loan Party or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party or any of its Subsidiaries of such real property under any Environmental Law; and (D) any investigative, removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by any Loan Party or any of its Subsidiaries, or by any Loan Party or any of its Subsidiaries at any off-site location, to the extent required by any Environmental Law or Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto. In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (A)-(D) above, and such detailed reports relating to any of the matters set forth in clauses (A)-(D) above as may reasonably be requested by the Origination Agent or the Required Lenders;

(xii)       promptly after receipt by any Loan Party or any member of the Controlled Group, (x) a copy of any “Statement of Business Affairs” issued by any Multiemployer Plan to any Loan Party or any member of the Controlled Group and (y) a copy of any “estimate of withdrawal liability” received by any Loan Party or any member of its Controlled Group from any Multiemployer Plan it has contributed to, which estimate shall be requested by the Loan Parties at any time withdrawal from any Multiemployer Plan is contemplated by any Loan Party or any member of the Controlled Group;

(xiii)      (A) a copy of each “Monthly Board Report” prepared for the Board of Directors of Ultimate Parent and relating to key performance indicators, which report shall be prepared and distributed no less than monthly, promptly upon distribution of such report to the Board of Directors of Ultimate Parent, and (B) at the time of distribution of each Monthly Board Report, (I) a work in process report of Ultimate Parent and its Subsidiaries and (II) an accounts payable report of Ultimate Parent and its Subsidiaries, in each case, as at the end of the fiscal month most recently ended and in form and substance reasonably acceptable to the Origination Agent;

(xiv)      promptly and in any event within three (3) days, (i) copies of all amendments, waivers, consents, notices of default and reservations of rights with respect to, and all written notices received by any Loan Party or any of its Subsidiaries in respect of, the Revolving Facility Debt, and (ii) copies of all reports and other information delivered by any Loan Party or any of its Subsidiaries to the Revolving Facility Agent or otherwise under the Revolving Facility Loan Documents;

(xv)       promptly, and in any event within five (5) Business Days, after any request from any Agent, a list of all locations of equipment, inventory and other Collateral of the Loan Parties (excluding Job Inventory), indicating the aggregate book value of all such Collateral at each location, whether any primary accounting books and records of the Loan Parties are at such location, whether such location is a branch office, and whether such location constitutes a Specified Third Party Location; provided that, with respect to Job Tools, such list shall provide the aggregate book value of all Job Tools on a consolidated basis for all such locations, and the Borrowers and the Origination Agent agree that they will cooperate in good faith and in a commercially reasonable manner to identify on which of such locations is located a material value of Job Tools;

(xvi)      promptly, and in any event within three (3) days, after any request from any Agent, true, complete and correct copies of the collective bargaining agreements of the Loan Parties then in effect; and

(xvii)     from time to time, such other information or documents (financial or otherwise) as any Agent or any Lender may reasonably request.

(b)          Additional Guarantors and Collateral Security. Cause:

(i)          each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent promptly and in any event within five (5) days (or such longer period as is applicable due to the operation of clause (y) below) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, (2) undated stock powers for such Equity Interests executed in blank with signature guaranteed, and (3) such opinions of counsel as the Origination Agent may reasonably request, (C) to the extent required under the terms of this Agreement, one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property and such other Real Property Deliverables as may be required by the Collateral Agent with respect to each such real property, and (D) such other agreements, instruments, approvals or other documents reasonably requested by the Origination Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; provided that, notwithstanding anything to the contrary contained herein or in any other Loan Document, (x) the Collateral Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received forty-five (45) days prior written notice thereof and the Collateral Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) the Collateral Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and the Administrative Agent has completed its USA PATRIOT Act searches, background checks and other “know your customer” diligence for such Subsidiary, the results of which shall be satisfactory to the Administrative Agent; and

(ii)         each owner of the Equity Interests of any such Subsidiary to execute and deliver promptly and in any event within five (5) days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement) (subject to clause (b)(i)(y) above), together with (A) certificates evidencing all of the Equity Interests of such Subsidiary required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank with signature guaranteed, (C) such opinions of counsel as the Origination Agent may reasonably request, and (D) such other agreements, instruments, approvals or other documents requested by the Origination Agent.

(c)          Compliance with Laws; Payment of Taxes; ERISA.

(i)          Comply, and cause each of its Subsidiaries to comply, in all material respects, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii)         Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except Taxes contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(iii)        Promptly (A) pay and discharge, and cause each member of its Controlled Group to promptly pay and discharge, all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of the Loan Party’s or any of its Subsidiary’s Property, and (B) notify, and cause each of its Subsidiaries to promptly notify, each Agent and each Lender of the occurrence of any other ERISA Event that could reasonably be expected to result in liability in excess of $750,000; provided, however, that each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify each Agent and each Lender of the occurrence of an event that is expected to result in a complete or partial withdrawal by such Loan Party or any member of its Controlled Group from a Multiemployer Plan, regardless of whether the resulting liability is reasonably expected to be in excess of $750,000.

(d)          Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)          Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)          Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent at any time and from time to time, during normal business hours and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to the Administrative Borrower, at the expense of the Borrowers (subject to Section 2.06(c)), to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives; provided that, so long as no Default or Event of Default has occurred and is continuing, an authorized representative of the Administrative Borrower shall be allowed to be present. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g)          Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to have a Material Adverse Effect.

(h)          Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirement of Law, (iii) required by any Material Contract and (iv) in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. If at any time the area in which any Facility that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), each applicable Loan Party shall obtain flood insurance on terms that are satisfactory to the Agents and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to the Agents and all Lenders. All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than thirty (30) days’ (ten (10) days’ in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i)           Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are necessary or useful in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j)           Environmental. Without limiting the generality of Section 7.01(c)(i), (i) materially comply with, and maintain all real property owned or operated by any Loan Party or any of its Subsidiaries in material compliance with, applicable Environmental Laws; (ii) obtain and maintain in full force and effect all permits, licenses and approvals required for its operations and the occupancy of its properties by Environmental Laws; (iii) cure as soon as reasonably practicable any violation of applicable Environmental Laws which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iv) not, and shall not permit any other Person to, own or operate on any of its properties any underground storage tank (except such underground storage tanks that are in compliance with all Environmental Laws), landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to Environmental Laws; and (v) shall not use, generate, treat, store, Release or dispose of Hazardous Materials at or on any real property owned or operated by any Loan Party or any of its Subsidiaries except in the ordinary course of its business and in compliance with all Environmental Laws. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup or abate any Release or threatened Release of Hazardous Materials or any migration or continuation thereof for which any Loan Party is legally liable as required by Environmental Laws.

(k)          Fiscal Year. Cause the Fiscal Year of Ultimate Parent and its Subsidiaries to end on December 31st of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l)           After Acquired Real Property; Collateral Access Agreements.

(i)          Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being a “New Facility”) (i) with a fair market value in excess of $250,000 in the case of a fee interest, or (ii) requiring the payment of annual rent or royalties exceeding in the aggregate $500,000 in the case of a leasehold interest, immediately so notify the Origination Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the fair market value of such real property. The Origination Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to such New Facility. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables), the Person that has acquired such New Facility shall as promptly as practicable furnish the same to the Collateral Agent. The Borrowers shall pay all fees and expenses, including, without limitation, reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(l)(i).

(ii)         At any time either (x) any Collateral (excluding Job Inventory) with a book value in excess of $150,000 (when aggregated with all other Collateral at the same location) or (y) principal accounting books and records of any Loan Party (it being understood, without limiting the generality of the foregoing, that principal accounting books and records shall be deemed to be located at the corporate headquarters office of any Loan Party and at each primary branch office of any Loan Party for purposes of this clause (l)(ii)) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, or is stored on the premises of a bailee, warehouseman, or other third party (other than a Specified Third Party Location), use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to each such location, and with respect to any Specified Third Party Location (other than a temporary project or job site), upon the request of the Origination Agent in its Permitted Discretion following delivery of any list of locations pursuant to Section 7.01(a)(xv), use commercially reasonable efforts to obtain a Collateral Access Agreement with respect each such location; provided that in the event the Loan Parties are unable to obtain any such Collateral Access Agreement, the Origination Agent may, in its Permitted Discretion, establish a Landlord Reserve in such amount as the Origination Agent deems necessary with respect to any such location.

(m)          Anti-Bribery and Anti-Corruption Laws. Maintain, and cause each of its Subsidiaries to maintain, anti-bribery and anti-corruption policies and procedures that are reasonably designed to ensure compliance with the Anti-Corruption Laws.

(n)          Lender Meetings. Promptly after the end of each fiscal quarter, participate in a meeting (which may, at the option of the Origination Agent, be held telephonically) with the Agents and the Lenders at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Administrative Borrower and the Origination Agent) at such time as may be agreed to by the Administrative Borrower and the Origination Agent.

(o)          Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent (or its designee) to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(p)          Bonding Capacity. The Borrowers and their Subsidiaries shall (i) have available bonding capacity under one or more Bonding Agreements in an amount sufficient to operate their respective businesses in the ordinary course, and (ii) be in compliance in all material respects with all terms and conditions set forth in each Bonding Agreement and shall not permit a default to occur thereunder, except to the extent such a default would not constitute an Event of Default under Section 9.01(p). No Loan Party shall modify any term of any Bonding Agreement such that the Property subject to any Lien in favor of the Bonding Company attaches to any Property not directly connected to the applicable Bond.

(q)          Change in Accounts. To the extent not otherwise disclosed in a Collateral Coverage Amount Certificate previously delivered to the Agents, the Administrative Borrower shall notify the Agents promptly upon an Authorized Officer’s obtaining knowledge of (i) any event or circumstance which, to any Loan Party’s knowledge, would result in any existing material Account no longer constituting an Eligible Account and (ii) all material adverse information relating to the financial condition of any material Account Debtor of the Collateral Coverage Parties.

(r)           Post-Closing Covenants.

(i)          On or prior to December 31, 2020 (as reported no later than in Ultimate Parent’s 2020 Form 10-K) (as such date may be extended in writing by the Origination Agent in its discretion), the Loan Parties shall have remediated the material weakness identified in Ultimate Parent’s 2018 Form 10-K, and from time to time upon the request of the Origination Agent, the Loan Parties will provide updates as to the progress of such remediation; provided that, if such remediation has not been completed on or prior to December 31, 2019 (as reported no later than in Ultimate Parent’s 2019 Form 10-K), (x) the Borrowers shall be required to pay the Post-Closing Fee pursuant to the terms of the Origination Agent Fee Letter and (y) the Applicable Margin shall be increased by 1.00% per annum (on a retroactive basis) for the period from January 1, 2020, until the date such material weakness is no longer either disclosed or required to be disclosed in any of Ultimate Parent’s public filings with the SEC.

(ii)         Use commercially reasonable efforts to deliver to the Agents no later than sixty (60) days after the Effective Date (as such date may be extended in writing by the Origination Agent in its discretion), a Collateral Access Agreement, duly executed by all parties thereto, with respect to each of location of the Loan Parties with respect to which a Collateral Access Agreement is required to be pursued by the Loan Parties pursuant to Section 7.01(l)(ii) (it being understood that the Origination Agent shall not impose a Landlord Reserve with respect to any such location until the expiration of such period).

(iii)        Within forty-five (45) days after the Effective Date (as such period may be extended in writing by the Origination Agent in its discretion), the Loan Parties shall provide satisfactory evidence to the Agents that the Existing Letters of Credit have been replaced by letters of credit issued under the Revolving Facility Agreement and that the L/C Cash Collateral Account has been closed.

(iv)        Within sixty (60) days after the Effective Date (as such period may be extended in writing by the Origination Agent in its discretion), the Loan Parties shall (A) provide satisfactory evidence to the Agents that the Loan Parties have moved their primary banking relationships from Fifth Third Bank to Citizens Bank and (B) cause to be delivered to the Agents a Control Agreement, in form and substance satisfactory to the Origination Agent and the Collateral Agent, with respect to each of the Loan Parties’ deposit accounts (other than any Excluded Accounts) at Citizens Bank.

(v)         Use commercially reasonable efforts to cause each of the Specified Financing Statements to be terminated within ninety (90) days after the Effective Date (as such period may be extended in writing by the Origination Agent in its discretion).

Section 7.02         Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)          Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than, subject to Section 7.01(r)(v), any Specified Financing Statement); or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof) other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Collateral Coverage Amount other than Permitted Specified Liens.

(b)          Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)          Fundamental Changes; Dispositions.

(i)          Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or permit any of its Subsidiaries to do (or agree to do) any of the foregoing; provided, however, that any wholly-owned Subsidiary of any Loan Party (other than Limbach) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least thirty (30) days’ prior written notice of such merger, consolidation or amalgamation accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation or amalgamation, including, without limitation, the certificate or certificates of merger or amalgamation to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger, consolidation or amalgamation, and (E) the surviving Subsidiary, if any, if not already a Loan Party, is joined as a Loan Party hereunder pursuant to a Joinder Agreement and is a party to a Security Agreement and the Equity Interests of such Subsidiary are the subject of a Security Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger, consolidation or amalgamation; or

(ii)         Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d)          Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business engaged by it as of the Effective Date as described in Section 6.01(l) or a Related Line of Business.

(e)          Loans, Advances, Investments, Etc. Make or commit or agree to make, or permit any of its Subsidiaries make or commit or agree to make, any Investment in any other Person except for Permitted Investments.

(f)          Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g)          Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Unfinanced Capital Expenditure that would cause the aggregate amount of all Unfinanced Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed (i) $5,000,000 in the Fiscal Year ended December 31, 2019, or (ii) $5,500,000 in any Fiscal Year ended thereafter; provided that, if the actual amount of the Unfinanced Capital Expenditures made in any Fiscal Year as set forth herein is less than the amount of Unfinanced Capital Expenditures permitted to be made in such Fiscal Year as set forth herein (the amount by which such permitted Unfinanced Capital Expenditures for such Fiscal Year exceeds the actual amount of Unfinanced Capital Expenditures for such Fiscal Year, the “Carry-Over Amount”), then such Carry-Over Amount may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that Fiscal Year until the amount permitted herein to be expended in such Fiscal Year has first been used in full, and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another Fiscal Year.

(h)          Restricted Payments.  Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i)           Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)           Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents prior to the consummation thereof, if they involve one or more payments by Ultimate Parent or any of its Subsidiaries in excess of $100,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(b), Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of Ultimate Parent to Affiliates of Ultimate Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary.

(k)          Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with (A) this Agreement and the other Loan Documents, (B) the Revolving Facility Loan Documents, (C) any Requirement of Law, (D) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets, and (E) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto.

(l)          Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents and (ii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(b) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness.

(m)         Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i)          Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) (A) the Revolving Facility Loan Documents in a manner not permitted by the terms of the Revolving Facility Intercreditor Agreement or (B) any of the provisions of any of its or its Subsidiaries’ other Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such other Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would add any covenant or event of default, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect;

(ii)         except for (x) the Obligations and (y) the Revolving Facility Debt to the extent not prohibited under the Revolving Facility Intercreditor Agreement, (A) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (B) refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness), (C) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any subordinated Indebtedness or any Earn-Out in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (D) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii)        amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that (A) are made to permit the issuance of Qualified Equity Interests by Ultimate Parent or (B) either individually or in the aggregate could not reasonably be expected to be materially adverse to the interests of the Agents and the Lenders; or

(iv)        agree to any amendment, modification or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, change or waiver would be reasonably expected to be materially adverse to any Loan Party or any of its Subsidiaries or the Agents and the Lenders.

(n)          Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o)          ERISA. (i) Engage, or permit any member of its Controlled Group to engage, in any transaction described in Section 4069 of ERISA; (ii) adopt or permit any member of its Controlled Group to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iii) fail to make any contribution or payment to any Multiemployer Plan which it or any member of its Controlled Group may be required to make under any agreement relating to such Multiemployer Plan; or (iv) fail, or permit any member of its Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment.

(p)          Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP).

(q)          Anti-Money Laundering and Anti-Terrorism Laws.

(i)          None of the Loan Parties nor any of their Subsidiaries or agents, shall:

(A)         conduct any business or engage in any transaction or dealing with or for the benefit of any Blocked Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Blocked Person;

(B)         deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked or subject to blocking pursuant to the OFAC Sanctions Programs;

(C)         use any of the proceeds of the transactions contemplated by this Agreement to finance, promote or otherwise support in any manner any illegal activity, including, without limitation, any violation of the Anti-Money Laundering and Anti-Terrorism Laws or any specified unlawful activity as that term is defined in the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956 and 1957; or

(D)         violate, attempt to violate, or engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the Anti-Money Laundering and Anti-Terrorism Laws.

(ii)         None of the Loan Parties, nor any Subsidiary of any of the Loan Parties, nor any officer or director of any of the Loan Parties, nor any of the Loan Parties’ respective agents acting or benefiting in any capacity in connection with the Loans or other transactions hereunder, shall be or shall become a Blocked Person.

(r)          Anti-Bribery and Anti-Corruption Laws. None of the Loan Parties nor any of their Subsidiaries shall:

(i)          offer, promise, pay, give, or authorize the payment or giving of any money, gift or other thing of value, directly or indirectly, to or for the benefit of any Foreign Official for the purpose of: (1) influencing any act or decision of such Foreign Official in his, her, or its official capacity; or (2) inducing such Foreign Official to do, or omit to do, an act in violation of the lawful duty of such Foreign Official, or (3) securing any improper advantage, in order to obtain or retain business for, or with, or to direct business to, any Person; or

(ii)         act or attempt to act in any manner which would subject any of the Loan Parties to liability under any Anti-Corruption Law.

(s)          Bonding. None of the Loan Parties nor any of their Subsidiaries shall enter into any bonding arrangement with a new bonding company with respect to the Loan Parties’ operations after the Effective Date without the prior written consent of the Origination Agent (not to be unreasonably withheld or delayed) and such bonding company entering into a Surety Intercreditor Agreement.

(t)           Limitations on Ultimate Parent and Parent.

(i)          Ultimate Parent shall not, directly or indirectly, (A) other than with respect to its own Equity Interests (including in connection with a Permitted Acquisition undertaken by any Borrower), enter into or permit to exist any transaction (including the incurrence or assumption of Indebtedness (other than this Agreement, the other Loan Documents, and Permitted Indebtedness), or any purchase, sale, lease or exchange of any property or assets) between itself and any other Person or (B) engage in any material business or conduct any material activity (including the making of any Investment or payment other than payments permitted hereunder), in each case, other than (1) Investments in Parent, the Borrowers and their Subsidiaries permitted hereunder, (2) the undertaking of all actions necessary or advisable in connection with being a publicly-traded company whether under the applicable laws of the SEC or the rules of any market on which the equity securities of Ultimate Parent are traded or quoted, including the NASDAQ Capital Market, and the performance of ministerial activities and payment of taxes and administrative fees necessary for the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto (and payment of expenses in connection therewith), (3) transactions or activities relating to its employees, directors and officers, (4) activities relating to the performance of obligations under the Loan Documents and the Revolving Facility Loan Documents, (5) the receipt and payment of Permitted Restricted Payments, (6) any other transaction or activity that Ultimate Parent is permitted to take under any Loan Document, (7) the performance of its obligations with respect to the Loan Documents and the Revolving Facility Loan Documents, (8) financing activities, including the issuance of Equity Interests, and to the extent expressly permitted hereby, the issuance of debt securities, the providing of guarantees, payment of dividends, and making contributions to the capital of Parent and the Borrowers, (9) holding any cash or property (but not operating any property of any Loan Party or operating any business, except as otherwise permitted by this Section), (10) providing indemnification to officers, managers and directors, and (11) activities and contractual rights and obligations incidental and reasonably related to the businesses or activities described in clauses (1) through (10) of this Section 7.02(t)(i).

(ii)         Parent shall not, directly or indirectly, (A) other than with respect to its own Equity Interests, enter into or permit to exist any transaction (including the incurrence or assumption of Indebtedness (other than this Agreement, the other Loan Documents, and Permitted Indebtedness), any purchase, sale, lease or exchange of any property or assets, or the rendering of any service) between itself and any other Person or (B) engage in any material business or conduct any material activity (including the making of any Investment or payment other than payments permitted hereunder), in each case, other than (1) Investments in the Borrowers and their Subsidiaries permitted hereunder, (2) the performance of ministerial activities and payment of taxes and administrative fees necessary for the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto, (3) transactions or activities relating to its employees, directors and officers, (4) activities relating to the performance of obligations under the Loan Documents and the Revolving Facility Loan Documents, (5) the receipt and payment of Permitted Restricted Payments, (6) any other transaction or activity that Parent is permitted to take under any Loan Document, (7) the performance of its obligations with respect to the Loan Documents and the Revolving Facility Loan Documents, (8) financing activities, including the issuance of securities, the providing of guarantees, payment of dividends, and making contributions to the capital of the Borrowers, in each instance to the extent expressly permitted hereby, (9) holding any cash or property (but not operating any property of any Loan Party or operating any business, except as otherwise permitted by this Section), (10) providing indemnification to officers, managers and directors, and (11) activities and contractual rights and obligations incidental and reasonably related to the businesses or activities described in clauses (1) through (10) of this Section 7.02(t)(ii).

Section 7.03         Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)          Collateral Coverage Amount. Permit the Collateral Coverage Amount to be less than, at any time, the aggregate outstanding principal amount of Term Loans.

(b)          Total Leverage Ratio. Permit the Total Leverage Ratio of Ultimate Parent and its Subsidiaries as of the last day of any period of twelve (12) consecutive fiscal months, ending with the last day of each month ending during the periods set forth below, to exceed the ratio set forth opposite such period:

Fiscal Months Ending During	Total Leverage Ratio

Effective Date through June 30, 2019	4.25 to 1.00

July 1, 2019 through September 30, 2019	4.00 to 1.00

October 1, 2019 through June 30, 2020	3.00 to 1.00

July 1, 2020 through June 30, 2021	2.50 to 1.00

July 1, 2021 and thereafter	2.00 to 1.00

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS
AND OTHER COLLATERAL MATTERS

Section 8.01         Cash Management Arrangements.

(a)          The Loan Parties shall (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to the Agents at one or more of the banks set forth on Schedule 8.01 (each a “Cash Management Bank”) and (ii) except as otherwise provided under Section 8.01(b), deposit or cause to be deposited promptly, and in any event no later than the next Business Day after the date of receipt thereof, all proceeds in respect of any Collateral, all Collections (of a nature susceptible to a deposit in a bank account) and all other amounts received by any Loan Party (including payments made by Account Debtors directly to any Loan Party) into a Cash Management Account.

(b)          On or prior to the Effective Date, the Loan Parties shall, with respect to each Cash Management Account (other than Excluded Accounts), deliver to the Collateral Agent a Control Agreement with respect to such Cash Management Account. The Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any deposit account or securities account, unless the Collateral Agent shall have received a Control Agreement in respect of each such Cash Management Account (other than Excluded Accounts).

(c)          Subject to the Revolving Facility Intercreditor Agreement, upon the terms and subject to the conditions set forth in a Control Agreement with respect to a Cash Management Account, all amounts received in such Cash Management Account shall at the Administrative Agent’s direction be wired each Business Day into the Administrative Agent’s Account, except that, so long as no Event of Default has occurred and is continuing, the Administrative Agent will not direct the Cash Management Bank to transfer funds in such Cash Management Account to the Administrative Agent’s Account.

(d)          So long as no Default or Event of Default has occurred and is continuing, the Borrowers may amend Schedule 8.01 to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to the Origination Agent and the Collateral Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, each Loan Party and such prospective Cash Management Bank shall have executed and delivered to the Collateral Agent a Control Agreement; provided further, however, that it is understood and agreed that the opening of new Cash Management Accounts at Citizens Bank, N.A. in accordance with Section 7.01(r) and the amendment of Schedule 8.01 in connection therewith shall be permitted notwithstanding the existence of any Default or Event of Default and notwithstanding the requirements of the foregoing clause (i). Each Loan Party shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from the Collateral Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment, or that the operating performance, funds transfer, or availability procedures or performance of such Cash Management Bank with respect to Cash Management Accounts or the Collateral Agent’s liability under any Control Agreement with such Cash Management Bank is no longer acceptable in the Collateral Agent’s reasonable judgment.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01         Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a)          any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Origination Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of three (3) Business Days or (ii) all or any portion of the principal of the Loans;

(b)          any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made (provided that, with respect to Section 6.01(ee), to the extent that (x) such representation and warranty was, to the knowledge of each Loan Party, correct in all material respects as of the date made or deemed made and (y) the Loan Parties would have been in compliance with the covenant set forth in Section 7.03(a) as of such date had the relevant Accounts not been included as Eligible Accounts in the calculation of the Collateral Coverage Amount, the failure of such representation and warranty to be correct shall not constitute an Event of Default pursuant to this Section 9.01(b));

(c)          any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 7.01(a), Section 7.01(c), Section 7.01(d), Section 7.01(f), Section 7.01(h), Section 7.01(k), Section 7.01(n), Section 7.01(p), Section 7.01(q), Section 7.01(r), Section 7.02 or Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party or any Mortgage to which it is a party (subject to the expiration of any cure or grace period, to the extent applicable, provided in such Loan Document);

(d)          any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days after the earlier of the date an Authorized Officer of any Loan Party has knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)          (i) the occurrence of a default or event of default under one or more of the Revolving Facility Loan Documents and such default or event of default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by any holder of the Revolving Facility Debt (without regard to the terms of the Revolving Facility Intercreditor Agreement), irrespective of whether exercised, to accelerate the maturity of any Loan Party’s or any of its Subsidiary’s obligations thereunder, or (ii) Ultimate Parent or any of its any Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $500,000, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)          Ultimate Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)          any proceeding shall be instituted against Ultimate Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)          any material provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)          any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties on any Collateral purported to be covered thereby;

(j)          one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $500,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has been notified and has not denied coverage) shall be rendered against Ultimate Parent or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of thirty (30) consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k)          Ultimate Parent or any of its Subsidiaries is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, or otherwise ceases to conduct for any reason whatsoever, all or any material part of its business for more than five (5) consecutive days;

(l)          any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any Facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(m)          the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Ultimate Parent or any of its Subsidiaries, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(n)          there shall be instituted in any court criminal proceedings against Ultimate Parent or any of its Subsidiaries or Ultimate Parent or any of its Subsidiaries shall be indicted for any crime, in either case, for which the forfeiture of greater than five percent (5.00%) of the consolidated assets of the Loan Parties is a reasonably likely penalty;

(o)          the occurrence of (i) an ERISA Event with respect to a Plan or a Multiemployer Plan that, individually or in the aggregate, has resulted in or could reasonably be expected to result in liability in excess of $750,000; provided that with respect to an ERISA Event of the type described in clause (h) of the ERISA Event definition relating to a Multiemployer Plan being in critical or critical and declining status, an Event of Default shall occur only if either (A) in addition to the dollar amount set forth above in this clause (i), a Loan Party or any member of its Controlled Group fails to timely satisfy a requirement resulting from such status or (B) the dollar amount set forth above in this clause (i), measured for any one-year period, is exceeded, or (ii) any event that could reasonably be expected to result in the imposition of a Lien under Section 430(k) of the Code or Section 303 or 4068 of ERISA on any assets of a Loan Party or a Subsidiary of a Loan Party;

(p)          with respect to the Bonding Agreements:

(i)          the Bonding Company for any reason ceases to issue bonds, undertakings or instruments of guaranty and the amount of such reduction in bonding capacity exceeds $100,000,000 and the Borrowers and their Subsidiaries shall fail to cause another Person reasonably acceptable to the Origination Agent (provided that any such Person shall be deemed to be acceptable if its bonds, undertakings or instruments of guaranty are accepted by contract providers for the Borrowers and their Subsidiaries and if such Person shall have entered into a Surety Intercreditor Agreement) to issue bonds, undertakings or instruments of guaranty pursuant to a Required Bonding Facility within fifteen (15) days of the date that the Bonding Company ceased to issue bonds, undertakings or instruments of guaranty; or

(ii)         (A) at any time, the Bonding Company for the Borrowers or any of their Subsidiaries shall violate any term of the Surety Intercreditor Agreement, which violation would adversely affect the rights or interests of any Agent or the Lenders under the Loan Documents and such violation shall continue for a period of five (5) Business Days after the Administrative Agent’s delivery of written notice thereof to the Bonding Company and the Administrative Borrower, (B) the Bonding Company exercises any rights or remedies with respect to any Collateral in excess of $100,000 (as determined by the Origination Agent in its reasonable judgment), or (C) the Bonding Company takes possession of any Collateral in excess of $100,000 (as determined by the Origination Agent in its reasonable judgment) and such action continues for a period of five (5) Business Days after the earlier of (A) the Origination Agent’s delivery of written notice thereof to the Administrative Borrower and (B) an Authorized Officer having obtained knowledge thereof; or

(iii)        any Borrower or any of its Subsidiaries defaults in the payment when due of any amount due under any Bonding Agreement or breaches or defaults with respect to any other term of any Bonding Agreement and (x) such failure continues unremedied for a period of five (5) Business Days or (y) if the effect of such failure to pay, default or breach is to cause the Bonding Company to take possession of the work under any of the bonded contracts of any Borrower or any of its Subsidiaries and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Origination Agent in its reasonable judgment); or

(iv)        any Borrower or any of its Subsidiaries breaches or defaults with respect to any term under any of the bonded contracts of such Borrower or such Subsidiary, if the effect of such default or breach is to cause the Bonding Company to take possession of the work under such bonded contract and value of the contract or project that has been taken over by the Bonding Company exceeds $500,000 (as determined by the Origination Agent in its reasonable judgment); or

(v)         the occurrence of a default or event of default under any of the Bonding Agreements and such default or event of default (A) occurs at the final maturity of the obligations thereunder, or (B) results in a right by any holder of Indebtedness in respect of such Bonding Agreement (without regard to the terms of the Surety Intercreditor Agreement), irrespective of whether exercised, to accelerate the maturity of any Loan Party’s or any of its Subsidiary’s obligations thereunder; or

(q)          a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent shall, at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium and the Specified Fee with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium and the Specified Fee, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE X

AGENTS

Section 10.01         Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers CB Agent Services LLC as the Origination Agent and Cortland as the Administrative Agent and the Collateral Agent, in each case, to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.04 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Origination Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii)  to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02         Nature of Duties; Delegation.

(a)          The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b)          Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03         Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken or omitted to be taken by either the Administrative Agent or the Collateral Agent at the direction of the Origination Agent, the Required Lenders or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents (as applicable) shall be considered gross negligence or willful misconduct of the Administrative Agent or Collateral Agent. Without limiting the generality of the foregoing, no Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof, conspicuously stating that such notice is a “notice of default” and providing sufficient detail related thereto, is given to such Agent by the Borrowers or a Lender, and the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Origination Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders, and if it so requests, it shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking, continuing or refraining from taking any such action. Notwithstanding the foregoing, the Agents shall not be required to take, or to refrain from taking, any action that is, in the opinion of such Agent or its counsel, contrary to any Loan Document or applicable Requirements of Law. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or refrained to be taken by it with the consent or at the request of the Origination Agent or the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents)..

Section 10.04         Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05         Indemnification. To the extent that any Agent is not timely reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within five (5) days of written demand by such Agent, reimburse such Agent for and indemnify and hold harmless such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to any such Agent), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination by a court of competent jurisdiction that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06         Agents Individually. With respect to its Pro Rata Share of the Total Term Loan Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07         Successor Agent.

(a)          Any Agent may at any time give at least thirty (30) days prior written notice of its resignation to the Lenders (unless such notice is waived by the Required Lenders) and the Administrative Borrower (unless such notice is waived by the Borrowers or an Event of Default has occurred and is continuing). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with (so long as no Event of Default has occurred and is continuing, the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent. Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by such Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08         Collateral Matters.

(a)          The Origination Agent may (but shall not be obligated to) from time to time make such disbursements and advances (“Origination Agent Advances”) which the Origination Agent, in its Permitted Discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement to the extent not paid by the Borrowers in accordance with this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Origination Agent Advances shall be repayable within three (3) Business Days after demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Term Loans that are Reference Rate Loans. The Origination Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Origination Agent shall notify each Lender, the Administrative Agent and the Administrative Borrower in writing of each such Origination Agent Advance, which notice shall include a description of the purpose of such Origination Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Origination Agent, upon the Origination Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Origination Agent Advance. If such funds are not made available to the Origination Agent by such Lender, the Origination Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Origination Agent, at the Federal Funds Rate for three (3) Business Days and thereafter at the Reference Rate.

(b)          Notwithstanding anything to the contrary contained herein, after the occurrence and during the continuance of a Triggering Event (as defined in the Revolving Facility Intercreditor Agreement) (other than a Triggering Event pursuant to clause (k) of the definition thereof), the Origination Agent may (but shall not be obligated to) make Origination Agent Advances, in its sole discretion but otherwise in accordance with the provisions set forth in Section 10.08(b), the proceeds of which shall be used, in lieu of the Agents and the Lenders consummating the purchase of the Revolving Facility Debt pursuant to Section 27 of the Revolving Facility Intercreditor Agreement, to repay in full, on behalf of the Loan Parties, all outstanding Revolving Facility Debt (including to cash collateralize any letters of credit then outstanding under the Revolving Facility Agreement), and each of the Loan Parties hereby irrevocably appoints the Origination Agent as its attorney-in-fact and authorizes the Origination Agent to execute and deliver written notice to the Revolving Facility Agent, as required by the terms of the Revolving Facility Agreement, to permanently reduce the amount of the Revolving Facility Commitments to zero, such reduction to be effective concurrently with the funding of any such Origination Agent Advances, and to execute and deliver such other ancillary documents and notices as may be required in connection therewith; provided that, alternatively, the proceeds of any such Origination Agent Advance may be used to refinance the outstanding Revolving Facility Debt (including to cash collateralize any letters of credit then outstanding under the Revolving Facility Agreement) pursuant to a payoff letter obtained by the Loan Parties from the Revolving Facility Agent. The power of attorney granted by the Loan Parties is limited solely to such actions related to the making of Origination Agent Advances under this Section and the repayment or refinancing of the Revolving Facility Debt with the proceeds thereof and the permanent reduction or cancellation of the Revolving Facility Commitments in connection therewith. This appointment is coupled with an interest. The Origination Agent may, at its option, sell participations in the Origination Agent Advances made pursuant to this Section 10.08(b) to the other Lenders and their Affiliates and Related Funds.

(c)          The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral upon termination of the Total Term Loan Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) in accordance with the terms hereof; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents (including in connection with a Permitted Disposition); or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02.

(d)          Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(e)          Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent, the Origination Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code), (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(f)          The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(g)          Notwithstanding the provisions of this Section 10.08, the Collateral Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

Section 10.09         Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10         No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11         No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

Section 10.12         No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13         Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a)          is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to any Loan Party or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b)          expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c)          expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding any Loan Party’s and its Subsidiaries and will rely significantly upon any Loan Party’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d)          agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e)          without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14         Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15         Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16         Origination Agent as Advisor. Each Lender acknowledges that certain affiliates of Colbeck Capital Management, LLC (“Colbeck”) now are and may hereafter be advisors to Ultimate Parent and its Subsidiaries (the “Affiliated Advisors”), and the Affiliated Advisors may exercise their rights as advisors to the Loan Parties, in each case as though affiliates of Colbeck were not the Origination Agent or Lenders hereunder and without accounting to, or incurring any liability to, the Lenders as a result thereof. Notwithstanding the role of advisors to Ultimate Parent and its Subsidiaries, Colbeck and any funds or accounts managed by any Affiliate of Colbeck that are Lenders (collectively, “Colbeck Lenders”) shall have the same rights and powers hereunder as any Lender with respect to their Commitments, the Loans made by the Colbeck Lenders and the other obligations owing hereunder to the Colbeck Lenders, and the Colbeck Lenders may exercise the same rights and powers as if such Affiliated Advisors were not advisors to Ultimate Parent and its Subsidiaries. Colbeck’s affiliates are executing this Agreement solely in their capacities as Origination Agent and Lenders and shall have no duties or responsibilities to the Lenders or any fiduciary responsibility to the Lenders, and no express or implied covenants, functions, responsibilities, duties, obligations or liabilities (for the performance by any Loan Party hereunder or otherwise) shall be read into this Agreement or any other Loan Document or exist against Colbeck or any Colbeck Lender, by reason of the Affiliated Advisors’ role as advisors to Ultimate Parent and its Subsidiaries. It is understood and agreed that Colbeck, its Related Funds and Affiliates (including, without limitation, the Origination Agent) may receive fees, Equity Interests and other compensation in connection with the arrangement of this Agreement and related transactions that other Lenders are not receiving, and Colbeck, its Related Funds and Affiliates shall have no obligation to share such fees, Equity Interests and other compensation or account for such amounts and will not assume any additional duties or obligations to the Lenders by reason of the foregoing.

Section 10.17         Reserves. The Origination Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and decrease reserves against the Collateral Coverage Amount. The amount of any reserve established by the Origination Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve or ineligibility criteria established and currently maintained. The amount of any reserve established by the Origination Agent hereunder shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

Section 10.18         Intercreditor Agreements. Each of the Origination Agent and the Lenders hereby appoints authorizes the Administrative Agent and/or the Collateral Agent to execute each Intercreditor Agreement on its behalf, and each of the Origination Agent and the Lenders agrees to be bound by the terms of each Intercreditor Agreement. Each of the Administrative Agent and the Collateral Agent hereby agrees to take such actions under each Intercreditor Agreement as may be directed by the Origination Agent or the Required Lenders.

ARTICLE XI

GUARANTY

Section 11.01         Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. Notwithstanding any of the foregoing, Guaranteed Obligations shall not include any Excluded Swap Obligations.

Section 11.02         Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)          any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)          any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)          any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)          the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e)          any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)          any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03         Waiver. Each Guarantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor. Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04         Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05         Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and the Final Maturity Date shall have occurred. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06         Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations.  “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor.  The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

ARTICLE XII

MISCELLANEOUS

Section 12.01         Notices, Etc.

(a)          Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or facsimile. In the case of notices or other communications to any Loan Party, Origination Agent, Administrative Agent or the Collateral Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

c/o Limbach Facility Services LLC
1251 Waterfront Place, Suite 201

Pittsburgh, Pennsylvania 15222

Attention: John T. Jordan, Jr.
Telephone: (301) 623-4799

Facsimile: (412) 359-2287

Email: john.jordan@limbachinc.com

with a copy to:

Honigman LLP
315 East Eisenhower Parkway, Suite 100

Ann Arbor, Michigan 48108-3330

Attention: Barbara A. Kaye, Esq.
Telephone: (734) 418-4260
Facsimile: (734) 418-4261

Email: bkaye@honigman.com

if to the Administrative Agent and/or the Collateral Agent, to it at the following address:

Cortland Capital Market Services LLC
225 W. Washington St., 9th Floor
Chicago, Illinois 60606
Attention: Legal Department and Ryan Morick
Telephone: (312) 564-5100
Facsimile: (312) 376-0751

Email: legal@cortlandglobal.com and

Ryan.Morick@cortlandglobal.com

with a copy to (which shall not constitute notice):

Holland & Knight LLP
131 South Dearborn St., 30th Floor
Chicago, Illinois 60603
Attn: Joshua M. Spencer
Telephone: (312) 715-5709
Facsimile: (312) 578-6666
Email: joshua.spencer@hklaw.com

if to the Origination Agent, to it at the following address:

CB Agent Services LLC
c/o Colbeck Capital Management, LLC
888 Seventh Avenue, 29th Floor
New York, New York 10106
Attention: Chief Operating Officer
Telephone: 212-603-2800
Facsimile: 212-603-2801
Email: mbeyda@colbeck.com

with a copy to:

Paul Hastings LLP
695 Town Center Drive, 17th Floor
Costa Mesa, California 92626
Attention: Katherine Bell, Esq.
Telephone: (714) 668-6238
Facsimile: (714) 668-6338

Email: katherinebell@paulhastings.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b)         Electronic Communications.

(i)          Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii)         Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02      Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letters), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (with a fully executed copy delivered to the Administrative Agent) (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and (z) in the case of any other amendment, by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i)          increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any scheduled date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender;

(ii)         change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(iii)        amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender;

(iv)        release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders (other than pursuant to the Surety Intercreditor Agreement), or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender;

(v)         amend, modify or waive Section 4.02, Section 4.03 or this Section 12.02 of this Agreement without the written consent of each Lender;

(vi)        amend the definition of “Delayed Draw Pro Rata Share” without the written consent of any Lender affected thereby;

(vii)       at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise satisfactory to all Lenders; or

(viii)      amend the definition of “Collateral Coverage Amount”, “Eligible Accounts”, “Net Amount of Eligible Accounts” or “Partial Payment Reserve”, in each case, without the written consent of each Lender.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents, (B) any amendment, waiver or consent to any provision of this Agreement (including Sections 4.01 and 4.02) that permits any Loan Party or any of its Affiliates to purchase Loans on a non-pro rata basis, become an eligible assignee pursuant to Section 12.07 and/or make offers to make optional prepayments on a non-pro rata basis shall require the prior written consent of the Required Lenders rather than the prior written consent of each Lender directly affected thereby and (C) the consent of the Borrowers shall not be required to change any order of priority set forth in Section 2.05(d) and Section 4.03. Notwithstanding anything to the contrary herein, no Defaulting Lender that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender).

(b)          If any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Origination Agent and its Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement, then the Origination Agent, upon at least five (5) Business Days’ prior irrevocable notice to the Holdout Lender (with a copy to the Administrative Agent), may permanently replace the Holdout Lender with one or more substitute lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03      No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04      Expenses; Taxes; Attorneys’ Fees. The Borrowers will pay, within three (3) Business Days after demand, all reasonable and documented costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b) through (n) below, each Lender), including, without limitation, reasonable and documented fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) any actual or alleged violation of Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (k) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document, if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers. The obligations of the Borrowers under this Section 12.04 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.05     Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07      Assignments and Participations.

(a)          This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)          Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Term Loan Commitment and any Term Loan made by it with the written consent of the Origination Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower (which consent of the Administrative Borrower (x) shall not be unreasonably withheld or delayed and (y) shall be deemed to have been given unless an objection is delivered to the Administrative Agent within five (5) Business Days after notice of a proposed assignment is delivered to the Administrative Borrower); provided, however, that no written consent of the Origination Agent or the Administrative Borrower shall be required (A) in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(c)          Assignments shall be subject to the following additional conditions:

(i)          Each such assignment shall be in an amount which is at least $1,000,000 or a multiple of $500,000 in excess thereof (or the remainder of such Lender’s Commitment and Loans) (except such minimum amount shall not apply to an assignment by a Lender to (A) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $500,000 in excess thereof);

(ii)         Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Administrative Agent and the Origination Agent, for the Administrative Agent’s acceptance and the Origination Agent’s consent, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act. Notwithstanding anything to the contrary contained in this Section 12.07(c)(ii), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person; provided, however, that (A) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (B) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(g), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (D) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(f) below; and

(iii)        No such assignment shall be made to (A) any Loan Party or any Affiliate of a Loan Party or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(d)          Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance and recordation on the Register, (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e)          By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f)          The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. In the case of an assignment pursuant to the last sentence of Section 12.07(c)(ii) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the “Related Party Register”) comparable to the Register on behalf of the Borrowers. The Related Party Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(g)          Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act, and receipt by the Administrative Agent of its fee pursuant to Section 12.07(c)(ii) hereof, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent a copy of the fully executed Assignment and Acceptance.

(h)          A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i)           In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(j)           Each participant in any portion of such Registered Loan shall comply with Section 2.09(d) (it being understood that the documentation required under Section 2.09(d) shall be delivered to the participating Lender).

(k)          Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

(l)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

Section 12.08         Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09         GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10         CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE.

(a)          ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. THE LOAN PARTIES AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)          Each Loan Party hereby irrevocably appoints C T Corporation System (the “Process Agent”), with an office on the date hereof at 28 Liberty Street, New York, New York 10005 as its agent to receive on behalf of each Loan Party service of the summons and complaint and any other process which may be served in any action or proceeding described above. Such service may be made by mailing or delivering a copy of such process to each Loan Party, in care of the Process Agent at the address specified above for such Process Agent, and such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Each Loan Party covenants and agrees that, for so long as it shall be bound under this Agreement or any other Loan Document, it shall maintain a duly appointed agent for the service of summons and other legal process in New York, New York, United States of America, for the purposes of any legal action, suit or proceeding brought by any party in respect of this Agreement or such other Loan Document and shall keep the Agents advised of the identity and location of such agent. If for any reason there is no authorized agent for service of process in New York, each Loan Party irrevocably consents to the service of process out of the said courts by mailing copies thereof by registered United States air mail postage prepaid to it at its address specified in Section 12.01. Nothing in this Section 12.10 shall affect the right of any Secured Party to (i) commence legal proceedings or otherwise sue any Loan Party in the jurisdiction in which it is organized or in any other court having jurisdiction over such Loan Party or (ii) serve process upon any Loan Party in any manner authorized by the laws of any such jurisdiction.

Section 12.11         WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12         Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13         No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14         Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15         Indemnification; Limitation of Liability for Certain Damages.

(a)          In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the ”Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses of each such Indemnitee) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection for any Indemnified Matter which is finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted primarily from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its obligations under this Agreement or the other Loan Documents.

(b)          The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c)          No Loan Party shall assert, and each Loan Party hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d)          The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 12.16         Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17         Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18         Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19         Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, investors and/or partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19); (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19; (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20         Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other disclosure using the name of an Agent, any Lender or any of their respective Affiliates or referring to this Agreement or any other Loan Document without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, after consultation with the Borrowers, to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21         Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 12.22         USA PATRIOT Act. Each Lender and each Agent that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender or such Agent to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender or any Agent may reasonably require from time to time in order to enable such Lender or such Agent to comply with the USA PATRIOT Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

LIMBACH FACILITY SERVICES LLC, a Delaware limited liability company

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

LIMBACH COMPANY LLC, a Delaware limited liability company

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

LIMBACH COMPANY LP, a Delaware limited partnership

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

HARPER LIMBACH LLC, a Delaware limited liability company

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Treasurer

HARPER LIMBACH CONSTRUCTION LLC, a Delaware limited liability company

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Treasurer

GUARANTORS:

LIMBACH HOLDINGS, INC., a Delaware corporation

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Chief Financial Officer

LIMBACH HOLDINGS LLC, a Delaware limited liability company

By:	/s/ John T. Jordan, Jr.
Name: John T. Jordan, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

COLLATERAL AGENT AND ADMINISTRATIVE AGENT:

CORTLAND CAPITAL MARKET SERVICES LLC
By:	/s/ Emily Ergang Pappas
Name: Emily Ergang Pappas
Title: Associate Counsel

ORIGINATION AGENT:

CB AGENT SERVICES LLC

By:	/s/ Morris Beyda
Name: Morris Beyda
Title: Partner and Chief Operating Officer

LENDER:

CM FINANCE SPV LTD.

By:	/s/ Rocco DelGuercio
Name: Rocco DelGuercio
Title: Chief Financial Officer

LENDER:

CSL HOLDINGS TRUST II By: Colbeck Capital Management, LLC, its investment manager

By:	/s/ Baabur Khondker
Name: Baabur Khondker
Title: Chief Financial Officer

LENDER:

FS GLOBAL CREDIT OPPORTUNITIES FUND By: FS Global Advisor, LLC, its investment advisor

By:	/s/ Rushabh Vora
Name: Rushabh Vora
Title: Managing Director